Exhibit 4.17

LOAN AGREEMENT

Dated as of July 8, 1999

Between

BRE/SWISS L.L.C.,

HMC CAMBRIDGE LLC,

HMC RESTON LLC,

HMC BURLINGAME HOTEL LLC,

and HMC TIMES SQUARE HOTEL LLC,

as Borrower

and

BANKERS TRUST COMPANY,

as Lender

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	III. REPRESENTATIONS AND WARRANTIES

Section 3.1	Borrower Representations.	38
3.1.1	Organization	38
3.1.2	Proceedings	38
3.1.3	No Conflicts	38
3.1.4	Litigation	38
3.1.5	Agreements	39
3.1.6	Consents	39
3.1.7	Title	39
3.1.8	No Plan Assets	39
3.1.9	Compliance	39
3.1.10	Financial Information	40
3.1.11	Condemnation	40
3.1.12	Utilities and Public Access	40
3.1.13	Separate Lots	40
3.1.14	Assessments	40
3.1.15	Enforceability	40
3.1.16	Assignment of Leases	41
3.1.17	Insurance	41
3.1.18	Licenses	41
3.1.19	Flood Zone	41
3.1.20	Physical Condition	41
3.1.21	Boundaries	42
3.1.22	Leases	42
3.1.23	Taxes	42
3.1.24	Single Purpose	42
3.1.25	Ground Lease	46
3.1.26	No Bankruptcy Filing	47
3.1.27	Full and Accurate Disclosure	47
3.1.28	Federal Reserve Regulations	47
3.1.29	Foreign Person	47
3.1.30	Fraudulent Transfer	47
3.1.31	Investment Company Act	48
3.1.32	No Change in Facts or Circumstances; Disclosure	48
3.1.33	Hotel Leases and Management Agreements	48
Section 3.2	Survival of Representations.	48

	IV. BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants.	48
4.1.1	Existence; Compliance with Legal Requirements	48
4.1.2	Taxes, Other Charges and Ground Rent	48
4.1.3	Litigation	49
4.1.4	Access to Properties	49
4.1.5	Further Assurances; Supplemental Mortgage Affidavits	49

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4.1.6	Financial Reporting.	50
4.1.7	Title to the Individual Properties	51
4.1.8	Estoppel Statement.	51
4.1.9	Leases.	52
4.1.10	Alterations	53
4.1.11	Material Agreements	53
4.1.12	Performance by Borrower	53
4.1.13	Costs of Enforcement	54
4.1.14	Business and Operations	54
Section 4.2	Borrower Negative Covenants.	54
4.2.1	Liens	54
4.2.2	Dissolution	54
4.2.3	Change in Business	54
4.2.4	Debt Cancellation	55
4.2.5	Affiliate Transactions	55
4.2.6	Zoning	55
4.2.7	Assets	55
4.2.8	No Joint Assessment	55
4.2.9	Principal Place of Business	55
4.2.10	ERISA	55
4.2.11	Material Agreements	56
4.2.12	Ground Lease	56

	V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance.	57
5.1.1	Insurance Policies	57
5.1.2	Insurance Company	60
Section 5.2	Casualty and Condemnation.	61
5.2.1	Casualty	61
5.2.2	Condemnation	61
Section 5.3	Delivery of Net Proceeds.	61
5.3.1	Minor Casualty or Condemnation	61
5.3.2	Major Casualty or Condemnation	61

	VI. RESERVE FUNDS

Section 6.1	Required Repair Funds, General Repair Funds.	65
6.1.1	Deposit of Required Repair Funds	65
6.1.2	Release of Required Repair Funds	65
6.1.3	Deposit and Release of General Repair Fund	65
Section 6.2	Tax Funds.	65
6.2.1	Deposit of Tax Funds	65
6.2.2	Release of Tax Funds	65
Section 6.3	Insurance Premium Funds.	66
6.3.1	Deposits of Insurance Premium Funds	66

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6.3.2	Release of Insurance Premium Funds	66
Section 6.4	Ground Rent Funds.	66
6.4.1	Deposits of Ground Rent Funds	66
6.4.2	Release of Ground Rent Funds	67
Section 6.5	FF&E Funds.	67
6.5.1	Deposits of FF&E Funds	67
6.5.2	Withdrawals of FF&E Funds	67
Section 6.6	Debt Service Reserve Funds.	68
6.6.1	Deposits of Debt Service Reserve Funds	68
6.6.2	Release of Debt Service Reserve Funds	68
Section 6.7	Marquis Option Funds/Host Commitment.	68
6.7.1	Deposits of Marquis Option Funds/Host Commitment	68
6.7.2	Release of Marquis Option Funds; Draw Upon Host Commitment	69
Section 6.8	Provisions Regarding Funds.	69
6.8.1	Grant of Security Interest	69
6.8.2	Event of Default	69
6.8.3	Income Taxes	70
6.8.4	Prohibition Against Further Encumbrance	70
6.8.5	Release Upon Repayment	70
6.8.6	Quarterly Payments	70
6.8.7	Deposits Made Pursuant to Cash Management Agreement	70
Section 6.9	Letters of Credit in Lieu of Reserves	70
6.9.1	Delivery of Letters of Credit	70
Section 6.10	Provisions Regarding Letters of Credit.	71
6.10.1	Security for Debt	71
6.10.2	Additional Rights of Lender	71

	VII. OPERATING LEASES AND PROPERTY MANAGEMENT

Section 7.1	Hotel Leases.	71
Section 7.2	Management Agreements.	73

	VIII. TRANSFERS

Section 8.1	Restrictions on Transfers.	75
Section 8.2	Permitted Transfer of Property.	75
Section 8.3	Permitted Transfers of Interest in Borrower.	76

	IX. SALE AND SECURITIZATION OF MORTGAGES

Section 9.1	Sale of Mortgage and Securitization.	76
Section 9.2	Securitization Indemnification.	78
Section 9.3	Rating Surveillance.	80

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SCHEDULES

Schedule I	-	Properties/Allocated Loan Amounts/Allocated Percentage/ Original Appraised Values
Schedule II	-	Required Repairs
Schedule III	-	Hotel Leases
Schedule IV	-	Management Agreements
Schedule V	-	[Reserved]
Schedule VI	-	Form of Format 90 Report
Schedule VII	-	1998 Net Cash Flow/Base Profit
Schedule VIII	-	Component Loan Payments

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 8, 1999 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANKERS TRUST COMPANY, a New York banking corporation, having an address at 130 Liberty Street, 25th Floor, New York, New York 10006 (“Lender”) and BRE/SWISS L.L.C., a Delaware limited liability company, HMC CAMBRIDGE LLC, a Delaware limited liability company, HMC RESTON LLC, a Delaware limited liability company, HMC BURLINGAME HOTEL LLC, a Delaware limited liability company and HMC TIMES SQUARE HOTEL LLC, a Delaware limited liability company, each having an address c/o Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109 (each, an “Individual Borrower” and collectively, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H  :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“1998 Base Profit” shall mean the Base Profit for 1998, as set forth on Schedule VII.

“Accrued Interest” shall have the meaning set forth in Section 2.3.2.

“Adjusted Interest Rate” shall mean: (a) with respect to Component A, a rate per annum equal to the greater of (i) the Component A Rate plus five percentage points (5%) or (ii) the Treasury Rate plus five percentage points (5%), (b) with respect to Component B-1, a rate per annum equal to the greater of (i) the Component B-1 Rate plus five percentage points (5%) or (ii) the Treasury Rate plus five percentage points (5%), (c) with respect to Component B-2, a rate per annum equal to the greater of (i) the Component B-2 Rate plus five percentage points (5%) or (ii) the Treasury Rate plus five percentage points (5%), (d) with respect to the Component C Loan, a rate per annum equal to the greater of (i) the Component C Rate plus five percentage points (5%) or (ii) the Treasury Rate plus five percentage points (5%), (e) with respect to Component D, a rate per annum equal to the greater of (i) the Component D Rate plus five percentage points (5%) or (ii) the Treasury Rate plus five percentage points (5%), (f) with respect to Component E, a rate per annum equal to the greater of (i) the Component E Rate plus five percentage points (5%) or (ii) the Treasury Rate plus five percentage points (5%), (g) with respect to Component F, a rate per annum equal to the greater of (i) the Component F Rate plus five percentage points (5%) or (ii) the Treasury Rate plus five percentage points (5%) and (h) with respect to Component G, a rate per annum equal to the greater of (i) the Component G Rate plus five percentage points (5%) or (ii) the Treasury Rate plus five percentage points (5%).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Allocated Loan Amount” shall mean, for each Individual Property, the product of (a) the Allocated Percentage for such Individual Property and (b) the then outstanding principal balance of the Loan; provided, however, that any Net Proceeds applied by Lender to prepay the principal balance of the Loan shall be applied solely to reduce the Allocated Loan Amount of the Individual Property that is the subject of the related Casualty or Condemnation.

“Allocated Percentage” shall mean, for each Individual Property, the amount set forth in Schedule I for such Individual Property, provided that, if Net Proceeds from a Casualty or Condemnation are applied to reduce the Allocated Loan Amount of an Individual Property, the Allocated Percentage of each Individual Property shall be recalculated to equal the Allocated Loan Amount of such Individual Property (as adjusted to the date of such recalculation) divided by the then outstanding principal balance of the Loan.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Consultant” shall have the meaning set forth in Section 4.1.10.

“Alteration Threshold” shall mean (a) seven and one-half percent (7½%) of the initial Allocated Loan Amount with respect to each Individual Property other than the Marriott Marquis and five percent (5%) of the initial Allocated Loan Amount with respect to the Marriott Marquis and (b) Thirty-Three Million Two Hundred Fifty Thousand and No/100 Dollars ($33,250,000) in the aggregate for all of the Individual Properties at any one time.

“Annual Budget” shall mean the operating and capital budget for each Individual Property setting forth the applicable Manager’s good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Applicable Interest Rate” shall mean, as to each of the Components (i) prior to the Effective Maturity Date, the Initial Interest Rate and (ii) on and after the Effective Maturity Date, the Adjusted Interest Rate.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(d).

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of an Individual Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Base Profit” shall mean the Net Cash Flow of all of the Individual Properties determined on a quarterly basis for the preceding twelve (12) month period.

“Basic Carrying Costs” shall mean, with respect to an Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period: (i) real property taxes with respect to such Individual Property, (ii) insurance premiums with respect to such Individual Property, and (iii) with respect to the Marriott Marquis, Ground Rent.

“Borrower” shall mean, collectively, BRE/Swiss L.L.C., a Delaware limited liability company, HMC Cambridge LLC, a Delaware limited liability company, HMC Reston LLC, a Delaware limited liability company, HMC Burlingame Hotel LLC, a Delaware limited liability company and HMC Times Square Hotel LLC, a Delaware limited liability company, together with their respective permitted successors and permitted assigns.

“Business Day” shall mean a day other than a Saturday, a Sunday or a legal holiday on which national banks in the State of New York, the state where the corporate trust office of the trustee holding the Loan in a Securitization is located, or the state where the servicing offices of the Servicer are located, are not open for general business.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Individual Properties and required to be capitalized according to GAAP.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain cash management agreement among Lender, Borrower and the Cash Management Bank relating to funds deposited in the Cash Management Account, as the same may be amended, modified or replaced from time to time.

“Cash Management Bank” shall mean Wells Fargo Bank, National Association, its permitted successors and assigns.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by war, fire, earthquake, other act of God or otherwise, to any of the Individual Properties or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Closing Date” shall mean July 9, 1999, which is the date of initial funding the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Component A” shall mean that portion of the Loan in the amount of Two Hundred Fourteen Million One Hundred Seventeen Thousand One Hundred Five and No/100 Dollars ($214,117,105) made by Lender to Borrower pursuant to this Agreement.

“Component A Rate” shall mean a rate per annum equal to 7.05315%.

“Component B-1” shall mean that portion of the Loan in the amount of One Hundred Million and No/100 Dollars ($100,000,000) made by Lender to Borrower pursuant to this Agreement.

“Component B-1 Rate” shall mean a rate per annum equal to 7.34315%.

“Component B-2” shall mean that portion of the Loan in the amount of Eighty-Eight Million Three Hundred Sixty-Two Thousand Eight Hundred Ninety-Five and No/100 Dollars ($88,362,895) made by Lender to Borrower pursuant to this Agreement.

“Component B-2 Rate” shall mean a rate per annum equal to 7.34315%.

“Component C” shall mean that portion of the Loan in the amount of Forty-Two Million Nine Hundred Seventy-Five Thousand and No/100 Dollars ($42,975,000) made by Lender to Borrower pursuant to this Agreement.

“Component C Rate” shall mean a rate per annum equal to 7.43315%.

“Component D” shall mean that portion of the Loan in the amount of Ninety-Eight Million Nine Hundred Ninety Thousand and No/100 Dollars ($98,990,000) made by Lender to Borrower pursuant to this Agreement.

“Component D Rate” shall mean a rate per annum equal to 7.72315%.

“Component E” shall mean that portion of the Loan in the amount of Thirty-Five Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($35,875,000) made by Lender to Borrower pursuant to this Agreement.

“Component E Rate” shall mean a rate per annum equal to 7.79315%.

“Component F” shall mean that portion of the Loan in the amount of Forty-Six Million Eight Hundred Thousand and No/100 Dollars ($46,800,000) made by Lender to Borrower pursuant to this Agreement.

“Component F Rate” shall mean a rate per annum equal to 8.04315%.

“Component G” shall mean that portion of the Loan in the amount of Thirty-Seven Million Eight Hundred Eighty Thousand and No/100 Dollars ($37,880,000) made by Lender to Borrower pursuant to this Agreement.

“Component G Rate” shall mean a rate per annum equal to 8.82313%.

“Components” shall mean, collectively, Component A, Component B-1, Component B-2, Component C, Component D, Component E, Component F and Component G.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.

“Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the United States Department of Labor, applicable to the Index Area that includes the subject Individual Property (all items) (base year 1982-84 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then whenever the determination of a CPI Increase figure is called for herein, the Consumer Price Index shall be converted in accordance with the conversion factors published by the United States Department of Labor, Bureau of Labor Statistics, or, if said Bureau shall not publish the same, as the same may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information selected by Lender (in its reasonable discretion). If the Consumer Price Index ceases to be published and there is no successor thereto, such other index as Lender shall reasonably select shall be substituted for the Consumer Price Index.

“CPI Increase” shall mean, when used to qualify a fixed dollar amount set forth herein at the date in question, such fixed dollar amount, as increased by the percentage by which the Consumer Price Index at the time of such measurement shall have increased over such Consumer Price Index for July, 1999.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Note.

“Debt Service Coverage Ratio” shall mean (a) with respect to all of the Individual Properties, the ratio of (i) Net Cash Flow for all of the Individual Properties for the immediately preceding twelve (12) calendar month period to (ii) the projected Debt Service due for the next twelve (12) calendar month period immediately following such calculation and (b) with respect to one or more Individual Properties, the ratio of Net Cash Flow for the subject Individual Property for the immediately preceding twelve (12) calendar month period to (ii) the Allocated Percentage of the projected Debt Service that would be due with respect to the subject Individual Property or Individual Properties for the twelve (12) month period immediately following such calculation. Except as otherwise provided herein, the term “Debt Service Coverage Ratio” shall refer to the calculation set forth in clause (a).

“Debt Service Payment Date” shall mean the first (1st) Business Day of every calendar month occurring during the term of the Loan.

“Debt Service Reserve Funds” shall have the meaning set forth in Section 6.6.1.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to each Component, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Applicable Interest Rate. Whenever the Default Rate applies to any amount due under the Loan Documents other than the principal of the Loan, the term “Default Rate” shall mean a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Applicable Interest Rate for Component G.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.3.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i).

“Defeased Note” shall have the meaning set forth in Section 2.5.2(iv) hereof.

“Deposit Account” shall mean an account with the Deposit Bank in the name of the related Hotel Lessee, with Lender as secured party, into which Rents shall be deposited pursuant to the applicable Deposit Account Agreement.

“Deposit Account Agreement” shall mean, with respect to each Individual Property, that certain Deposit Account Agreement, among Lender, the respective Individual Borrower, the respective Manager, the respective Hotel Lessee and the respective Deposit Bank, relating to funds deposited in the related Deposit Account, Manager’s Account and Tenant Deposit Account, as applicable, as the same may be amended, modified or replaced from time to time.

“Deposit Bank” shall mean Wells Fargo Bank, National Association and its permitted successors and assigns.

“Determination Date” shall have the meaning set forth in Section 6.7.1.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a).

“Disclosure Document Date” shall have the meaning set forth in Section 9.1(c)(iv).

“Drake Swissôtel” shall mean the Individual Property known as the Drake Swissôtel located in New York, New York.

“Effective Maturity Date” shall mean August 1, 2009.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), P-1 by Moody’s Investors Service, Inc. (“Moody’s”), D-1 by Duff & Phelps Credit Rating Co. (“Duff”) and F-1+ by Fitch IBCA, Inc. (“Fitch”) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch, Duff and S&P and “Aa2” by Moody’s or such other institution as may be approved in writing by Lender and each Rating Agency, as evidenced by a written confirmation that the designation of such institution as an Eligible Institution will not result in a downgrade, qualification or withdrawal of the ratings assigned to the Certificates by such Rating Agency. The parties hereto confirm that, as of the date hereof, Bankers Trust Company and/or Deutsche Bank, First Union National Bank and Wells Fargo Bank, National Association are Eligible Institutions.

“Environmental Indemnity” shall mean that certain Environmental Indemnification Agreement dated as of the date hereof executed by Borrower in connection with the Loan for the benefit of Lender.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgages.

“ERISA” shall have the meaning set forth in Section 4.2.10.

“Event of Default” shall have the meaning set forth in Section 10.1(a).

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c)(vi).

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(d).

“FF&E” shall mean furniture, fixtures and Equipment and other personal property (other than goods held for consumption).

“FF&E Expenses” shall mean the costs incurred in connection with Capital Expenditures and the repair and replacement of furniture, fixtures and Equipment and other personal property (other than goods held for consumption).

“FF&E Funds” shall have the meaning set forth in Section 6.5.1.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Funds” shall mean, collectively, the Debt Service Reserve Funds, the FF&E Funds, the Ground Rent Funds, the Insurance Premium Funds, the Marquis Option Funds, the Required Repair Funds and the Tax Funds.

“GAAP” shall mean generally accepted accounting principles as applied to real estate companies set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“General Repair Funds” shall have the meaning set forth in Section 6.1.1.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean, without duplication, all revenue, derived from the operation of the Individual Properties from whatever source, including, but not limited to, Rents, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, non-recurring revenues as determined by Lender in excess of $50,000, refunds and uncollectible accounts, proceeds of casualty insurance and Awards (other than rental insurance or other loss of income insurance), income from the sale of furniture, fixtures and Equipment and any disbursements to Borrower of the Funds established by this Agreement.

“Ground Lease” shall mean that certain Agreement of Lease dated July 2, 1982, relating to the Marriott Marquis between Ground Lessor and Times Square Hotel Company, recorded on July 6, 1982 in Reel 629 at Page 1643 in the Office of the Register, City of New York, as amended by that certain Letter Agreement dated August 28, 1986 and recorded on December 18, 1986 in Reel 1159 at Page 1305 in the Office of the Register, City of New York, as further amended by that certain Letter Agreement dated as of September 30, 1986 and recorded on December 18, 1986 in Reel 1159 at Page 1309 in the Office of the Register, City of New York, as further amended by Second Amendment dated as of October 1, 1998 and as assigned to the Marquis Borrower pursuant to that certain Assignment of Lease of even date herewith.

“Ground Lessor” shall mean Times Square Hotel, Inc., a wholly owned subsidiary of New York State Urban Development Corporation.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease.

“Ground Rent Funds” shall have the meaning specified in Section 6.4.1.

“Guarantor” shall mean Host.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations from Guarantor to Lender of even date herewith.

“HMC” shall mean Host Marriott Corporation, a Maryland corporation.

“Host” shall mean Host Marriott, L.P., a Delaware limited partnership.

“Host Commitment” shall have the meaning specified in Section 6.7.1.

“Hotel Lease” means, with respect to any Individual Property, the lease agreement in effect from time to time between an Individual Borrower and the applicable Hotel Lessee for the use and operation of each Individual Property and all amendments, modifications, renewals, substitutions or replacements of each such lease. The initial Hotel Leases in effect as of the date hereof are identified on Schedule III attached hereto.

“Hotel Lease Rent” shall mean all rents, revenues, issues, profits, income and proceeds due or to become due to Borrower under the Hotel Leases.

“Hotel Lessee” means, with respect to any Individual Property that is subject to a Hotel Lease, the lessee with respect thereto. The initial Hotel Lessees under the Hotel Leases in effect as of the date hereof are identified on Schedule III attached hereto.

“Hyatt” shall mean Hyatt Corporation, a Delaware corporation.

“Hyatt Hotels” shall mean, collectively, the following Individual Properties: (i) the Cambridge Hyatt Regency located in Cambridge, Massachusetts, (ii) the Reston Hyatt Regency located in Reston, Virginia, and (iii) the San Francisco Airport Hyatt Regency located in Burlingame, California.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgages.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all indebtedness of such Person for trade payables, and (vii) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b)(ii).

“Independent Director” shall have the meaning set forth in Section 3.1.24(cc).

“Individual Borrower” shall mean each of BRE/Swiss L.L.C., a Delaware limited liability company, HMC Cambridge LLC, a Delaware limited liability company, HMC Reston LLC, a Delaware limited liability company, HMC Burlingame Hotel LLC, a Delaware limited liability company, and HMC Times Square Hotel LLC, a Delaware limited liability company.

“Individual Properties” shall mean, collectively, all of the Individual Properties which are subject to the terms of this Agreement from time to time.

“Individual Property” shall mean each parcel of real property, the improvements thereon and all personal property owned by an Individual Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and improvements, as more particularly described in the Granting Clauses of such Mortgages.

“Initial Interest Rate” shall mean (a) with respect to Component A, the Component A Rate, (b) with respect to Component B-1, the Component B-1 Rate, (c) with respect to Component B-2, the Component B-2 Rate, (d) with respect to Component C, the Component C Rate, (e) with respect to Component D, the Component D Rate, (f) with respect to Component E, the Component E Rate, (g) with respect to Component F, the Component F Rate and (h) with respect to Component G, the Component G Rate.

“Insolvency Opinion” shall mean those certain bankruptcy nonconsolidation opinion letters dated the date hereof delivered by Hogan & Hartson L.L.P. in connection with the Loan.

“Insurance Premium Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession, or other agreement (whether written or oral and whether now or hereafter in effect) other than a Hotel Lease pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to Borrower and each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or such Individual Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall mean Bankers Trust Company, a New York banking corporation, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit with a minimum initial term of one (1) year and minimum renewal term(s) of one (1) year each or one which does not expire until at least thirty (30) Business Days after the Effective Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic

Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof. Each Letter of Credit must be acceptable to Lender and the Rating Agencies, as evidenced by written confirmation from the Rating Agencies that the delivery of such Letter of Credit will not result in the qualification, downgrade or withdrawal of the then current ratings assigned to the Securities.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting such Individual Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement, which loan is comprised of the Components.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Cash Management Agreement, the Deposit Account Agreements, the Environmental Indemnity, the Guaranty and any other document pertaining to the Individual Properties as well as all other documents now or hereafter executed and/or delivered in connection with the Loan.

“Major Lease” shall mean any Lease (i) which generates Rent in excess of $1,000,000 per year or (ii) made with a Tenant that is a Tenant under another Lease at such Individual Property or that is an Affiliate of any other Tenant under a Lease at such Individual Property, if the Leases together generate Rent in excess of $1,000,000 per year.

“Management Agreement” shall mean, with respect to any Individual Property, the written management agreement, entered into from time to time by and between an Individual Borrower or a Hotel Lessee or both, as applicable, and the applicable Manager pursuant to which such Manager is to provide management and other services with respect to said Individual Property, as amended, modified or replaced from time to time. The initial Management Agreements in effect as of the date hereof are identified on Schedule IV attached hereto.

“Manager” means any manager of any Individual Property approved in accordance with the terms and provisions of the Loan Documents. The initial Managers under the Management Agreements in effect as of the date hereof are identified on Schedule IV attached hereto.

“Marquis Borrower” shall mean HMC Times Square Hotel LLC, a Delaware limited liability company.

“Marquis Lease” shall mean that certain Lease dated as of April 1, 1995 between Times Square Marquis, L.P. and Spectacolor Communications, Inc., as amended, with respect to certain billboard space at the Marriott Marquis.

“Marquis Option Funds” shall have the meaning specified in Section 6.7.1.

“Marriott Marquis” shall mean the Individual Property commonly known as the Marriott Marquis located in New York, New York.

“Material Agreements” means each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of any Individual Property, other than the Management Agreements, the Hotel Leases and the Leases, under which there is an obligation of an Individual Borrower to pay more than $1,000,000 per annum or which cannot be terminated without cause upon thirty (30) days’ notice or less.

“Material Alteration” shall mean any individual major repair, alteration, improvement, renewal or replacement to mechanical, electrical, heating, ventilating, air conditioning, plumbing, vertical transportation or life safety building systems or to the exterior façade or structure of any Individual Property involving construction, the cost of which exceeds (a) Five Hundred Thousand and No/100 Dollars ($500,000) with respect to each Individual Property other than the Marriott Marquis or (b) One Million and No/100 Dollars ($1,000,000) with respect to the Marriott Marquis. Material Alteration shall not include replacements and renewals to FF&E or routine repairs and maintenance, including, by way of example and not limitation, exterior and interior painting or changes of a decorative nature.

“Maturity Date” shall mean August 1, 2019, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“MII” shall mean Marriott International, Inc., a Delaware corporation.

“Minimum Manager Rating” shall mean a long-term unsecured debt rating for a Manager or a Person of which such Manager is a wholly-owned subsidiary of at least BBB+ from S&P and Baa3 from Moody’s.

“Monthly Debt Service Payment Amount” shall mean a monthly payment in an amount equal to the sum of the following: (i) the amounts for the applicable month as set forth on Column A of Schedule VIII hereto and (ii) the amounts for the applicable month as set forth on Column B of Schedule VIII hereto, which amounts on Column B represent a calculation of interest which would be due on the outstanding principal balance of each Component calculated at the Applicable Interest Rate for such Component, provided, however, in the event Lender shall have modified the Components in accordance with the provisions of Section 2.1.5 hereof, Column B of Schedule VIII hereto shall be modified by Lender to reflect the calculation of such interest, as so modified. In such event, Lender shall deliver to Borrower a revised Schedule VIII, which shall supercede Schedule VIII from and after the date of such modification. The Monthly Debt Service Payment Amount shall not otherwise vary once established.

“Morgan Stanley” shall have the meaning set forth in Section 9.2(b).

“Morgan Stanley Group” shall have the meaning set forth in Section 9.2(b).

“Mortgage” shall mean, with respect to each Individual Property, a first priority Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable), and Security Agreement, dated the date hereof, executed and delivered by the applicable Borrower that owns such Individual Property as security for the Loan made to Borrower and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses for such period from Gross Revenue for such period. A schedule of the 1998 Net Cash Flow is attached hereto as Schedule VII.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to an Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of any Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“Note” shall have the meaning set forth in Section 2.1.3.

“Notice” shall have the meaning set forth in Section 11.6.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Expenses” shall mean all costs and expenses relating to the ownership, operation, maintenance and management of each Individual Property, including, without limitation, (i) the cost of all services and utilities with respect to such Individual Property, including all electricity, oil, gas, water, steam, heating, ventilation, air conditioning, elevator, escalator, landscaping, answering services, telephone maintenance, credit check, snow removal, trash removal and pest extermination costs and expenses and any other energy, utility or similar item and overtime services with respect to such Individual Property, (ii) cleaning, repairs, decoration and maintenance, (iii) insurance, (iv) property taxes and assessments, (v) advertising, marketing and promotional expenses, (vi) wages, benefits, payroll and related taxes, uniforms and other related expenses for employees (vii) operating costs and expenses of security and security systems, reservation systems, internal telephone exchanges, key card systems, food and beverage expenses, parking and valet services, parking lot maintenance and ordinary parking lot repairs in respect of such Individual Property, (viii) equipment lease payments and vehicle charges, (ix) management fees (excluding incentive management fees), (x) franchise fees, (xi) deposits of FF&E Funds, (xii) legal and accounting expenses, (xiii) Ground Rent due for such period in an amount equal to the greater of 5% of Gross Revenues for the Marriott Marquis or the actual Ground Rent and (xiv) all other items specified as Operating Expenses (or a term of similar meaning and use) in the Management Agreements, but excluding income taxes, depreciation and amortization.

“Original Appraised Value” shall mean, with respect to each Individual Property, the amount set forth on Schedule I attached hereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Individual Properties, now or hereafter levied or assessed or imposed against the Individual Properties or any part thereof.

“Partial Defeasance” shall have the meaning set forth in Section 2.5.2(a).

“Partial Defeasance Date” shall have the meaning set forth in Section 2.5.2(a)(i).

“Partial Defeasance Collateral” shall mean U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, all Debt Service Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Defeasance Date and up to and including the Effective Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies relating to such Individual Property or any part thereof, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or that are being contested in accordance with Section 4.1.2 hereof, (iv) the Liens and security interests granted in connection with the Permitted Indebtedness, (v) Liens in respect of property or assets which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s repairmen’s and other similar Liens which are paid, bonded or otherwise discharged within thirty (30) days after Borrower receives notice thereof, (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances (including any of such matters incurred or entered into by Borrower in the ordinary course of business) which in each case do not diminish in any material respect the value, use or operation of any Individual Property or affect in any respect the validity, enforceability or priority of the Liens created by the Loan Documents or Borrower’s ability to repay the Loan, and (vii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which in the aggregate do not materially adversely affect the value, use or operation of such Individual Property or Borrower’s ability to repay the Loan.

“Permitted Indebtedness” shall have the meaning set forth in Section 3.1.24(w).

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Replacement Lease” shall mean a Hotel Lease that (i) does not have an adverse economic affect on the subject Individual Property, (ii) does not have an adverse affect on Lender or the holders of the Securities, (iii) provides that the Hotel Lessee shall be a single-purpose bankruptcy-remote entity with customary limitations on its ability in incur Indebtedness, (iv) provides for the same timing of payments as the prior Hotel Lease for the subject Individual Property, (v) has no changes in the definitions of “default”, “event of default” or words of similar meaning from those set forth in the prior Hotel Lease for the subject Individual Property, (vi) retains the same cash management procedures set forth in the prior Hotel Lease and the Loan Documents for the subject Individual Property, (vii) imposes obligations on the Hotel Lessee that are substantially similar to those set forth in the prior Hotel Lease for the subject Individual Property, (viii) is subordinate in all respects to the related Mortgage, (ix) does not change the definition of “Gross Revenues”, “Minimum Rent”, “Percentage Rent” or “Additional Charges”, (x) does not decrease the cash flow of the subject Individual Property and (xi) does not adversely affect the marketability of the subject Individual Property.

“Permitted Transferee” shall mean a corporation, partnership or limited liability company (i) that qualifies as a single purpose, bankruptcy remote entity under criteria established by applicable Rating Agencies and (ii) whose counsel has delivered to Lender a non-consolidation opinion acceptable to Lender in its sole discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean with respect to any Individual Property a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Policies” shall have the meaning specified in Section 5.1.1(b).

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Public Offering” shall have the meaning specified in Section 4.1.6(b)(i).

“Purchase Option” shall mean the option granted to the lessee under the Ground Lease to purchase the fee interest in the Marriott Marquis.

“Qualified Manager” shall mean a nationally-recognized manager of not less than 10 first-class full service hotels consisting of not less than 2,500 rooms.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s, Duff and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender and, after a Securitization, shall mean any of the foregoing that have rated the Securities.

“Rating Surveillance Charge” shall have the meaning set forth in Section 9.3.

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“Release Date” shall mean the earlier to occur of (a) the fourth anniversary of the Closing Date and (b) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the final Securitization involving this Loan.

“Release Property” shall have the meaning set forth in Section 2.5.2(a)(i).

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rent Payment Date” shall mean, with respect to each Hotel Lease, the date that payments of rent thereunder are due.

“Rents” shall mean, with respect to each Individual Property, all rents (other than Hotel Lease Rent), moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager, Hotel Lessee or their respective agents or employees from any and all sources arising from or attributable to the Individual Property, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower, any Hotel Lessee or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Required Repair Funds” shall have the meaning set forth in Section 6.1.1.

“Required Repairs” shall have the meaning set forth in Section 6.1.1.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to five percent (5%) of the initial Allocated Loan Amount.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note in the case of a Total Defeasance and under the Defeased Note in the case of a Partial Defeasance for all Debt Service Payment Dates occurring after the Defeasance Date and up to and including the Effective Maturity Date (including, in the case of a Total Defeasance, the outstanding principal balance on the Note as of the Effective Maturity Date and, in the case of a Partial Defeasance, the outstanding principal balance on the Defeased Note as of the Effective Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, Rating Surveillance Charges and other similar charges.

“Second Mortgages” shall have the meaning set forth in Section 2.8.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Security Agreement” shall mean a security agreement in form and substance satisfactory to Lender pursuant to which an Individual Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account, the Total Defeasance Collateral and the Partial Defeasance Collateral, as applicable, of such Individual Borrower.

“Servicer” shall have the meaning set forth in Section 11.23.

“Servicing Agreement” shall have the meaning set forth in Section 11.23.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“SPC Party” shall have the meaning set forth in Section 3.1.24(z).

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Subsequent Funding Date” shall mean July 20, 1999.

“Substitute Property” shall have the meaning set forth in Section 2.7.1 hereof.

“Substitute Allocated Loan Amount” shall have the meaning set forth in Section 2.7.1(f) hereof.

“Substituted Property” shall have the meaning set forth in Section 2.7.1 hereof.

“Successor Borrower” shall have the meaning set forth in Section 2.5.4.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

“Swissôtels” shall mean, collectively, the following Individual Properties: (i) the Atlanta Swissôtel located in Atlanta, Georgia, (ii) the Boston Swissôtel located in Boston, Massachusetts, (iii) the Chicago Swissôtel located in Chicago, Illinois and (iv) the Drake Swissôtel located in New York, New York.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents and other governmental charges, now or hereafter levied or assessed or imposed against any of the Individual Properties or part thereof.

“Tenant” shall mean any Person obligated under any Lease now or hereafter affecting all or any part of any Individual Property.

“Tenant Deposit Account” shall mean, with respect to each Individual Property, the account established pursuant to the Deposit Account Agreement from which Hotel Lease Rent will be transferred to the Cash Management Account.

“Title Insurance Policies” shall mean, with respect to each Individual Property, ALTA mortgagee title insurance policies in form acceptable to Lender issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property, subject only to such customary, nonmaterial exceptions as Lender shall approve in Lender’s reasonable discretion.

“Total Defeasance” shall have the meaning set forth in Section 2.5.1 hereof.

“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, all Debt Service Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Effective Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments.

“Treasury Rate” shall mean, as of the Effective Maturity Date, the yield, calculated by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or another recognized source of financial market information selected by Lender.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Undefeased Note” shall have the meaning set forth in Section 2.5.2(iv) hereof.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Yield Maintenance Premium” shall mean an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Loan being prepaid or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Effective Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Initial Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Effective Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. The words “includes”, “including” and similar terms shall be construed as if followed by the words “without limitation”.

II. THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender in the original principal amount of Six Hundred Sixty-Five Million and No/100 Dollars ($665,000,000), of which Six Hundred Fifty Million and No/100 Dollars ($650,000,000) shall be funded on the Closing Date and Fifteen Million and No/100 Dollars ($15,000,000) shall be funded on the Subsequent Funding Date.

2.1.2 Disbursements to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan, which borrowing shall be made in two disbursements as set forth in Section 2.1.1 above, and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by an amended, restated and consolidated note made by Borrower to Lender in the original principal amount of Six Hundred Sixty-Five Million and No/100 Dollars ($665,000,000) (as the same may be amended, supplemented, restated, increased, extended and consolidated, together with any Defeased Notes and Undefeased Note that may exist from time to time, the “Note”).

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan on the Closing Date to (i) pay and discharge any existing loans relating to the Individual Properties, (ii) pay all past-due Basic Carrying Costs, if any, in respect of the Individual Properties, (iii) deposit the required Funds and (iv) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and may use the balance, if any, for any purposes not prohibited by this Agreement.

2.1.5 Modification of Components. Lender shall have the right, at any time prior to a Securitization, to modify the Loan in order to create additional Components, reduce the number of Components, revise the interest rate for the Components, reallocate the principal balances of the Components or eliminate the Component structure of the Loan provided that (a) the total principal balance of the Loan as of the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification, (b) the weighted average of the Applicable Interest Rates of all of the Components (or the Applicable Interest Rate for the Loan in connection with an elimination of the Component structure) as of the effective date of such modification equals the weighted average of the Applicable Interest Rates of all of the Components immediately prior to such modification, (c) the Monthly Debt Service Payment Amount immediately after such modification equals the Monthly Debt Service Payment Amount immediately prior to such modification and (d) the Applicable Interest Rate for each of the Components shall be a fixed rate. Lender shall have the right to modify the Components in accordance with this Section 2.1.5 upon notice to Borrower (in which event such modification shall then be deemed effective). If requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such modification.

Section 2.2 Interest Rate.

2.2.1 Initial Interest Rate. Interest on the outstanding principal balance of each Component of the Loan shall accrue from the Closing Date up to but excluding the Effective Maturity Date at the Initial Interest Rate.

2.2.2 Adjusted Interest Rate. Interest on the outstanding principal balance of each Component of the Loan shall accrue from and including the Effective Maturity Date to and including the Maturity Date at the Adjusted Interest Rate.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4 Interest Calculation. Interest on the outstanding principal balance of each Component shall be calculated on the basis of a 360 day year of twelve 30 day months. The accrual period for calculating interest due on each Debt Service Payment Date shall be the calendar month immediately prior to such Debt Service Payment Date.

2.2.5 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payment Before Effective Maturity Date. Borrower shall make a payment to Lender of interest only on the Debt Service Payment Date occurring in August, 1999 for the period from the Closing Date through the last day of the month in which the Closing Date occurs. Borrower shall make a payment to Lender of principal and interest in the amount of the Monthly Debt Service Payment Amount on the Debt Service Payment Date occurring in September, 1999 and on each Debt Service Payment Date thereafter to and including the Effective Maturity Date. Provided no Event of Default shall have occurred, each payment shall be applied (a) first to accrued and unpaid interest on all of the Components and (b) the balance shall be applied to principal of the Components in alphabetical order.

2.3.2 Payments After Effective Maturity Date. On each Debt Service Payment Date occurring from and after the Effective Maturity Date Borrower shall (a) make a payment to Lender of principal and interest in the amount of the Monthly Debt Service Payment Amount, such payment to be applied to interest in an amount equal to interest that would have accrued on the outstanding principal balance of each Component of the Loan (without adjustment for Accrued Interest) at the Initial Interest Rate and the balance applied to principal of the Components in the manner specified in Section 2.3.1 and (b) pay to Lender amounts to be applied to principal of the Components as set forth in Section 3.3(b) of the Cash Management Agreement. Interest accrued at the Adjusted Interest Rate and not paid pursuant to the preceding sentence shall be added to the outstanding principal balance on the first day of the following month and shall earn interest at the Adjusted Interest Rate to the extent permitted by law (such accrued interest, “Accrued Interest”).

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest (including without limitation the Accrued Interest) and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents. Lender shall have the right, at any time prior to the closing of a Securitization, to change the Maturity Date from the Maturity Date stated herein to the date of the Effective Maturity Date stated herein upon notice to Borrower (in which event such change shall then be deemed effective and all provisions of the Loan Documents with respect to periods after the Effective Maturity Date shall no longer apply.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, however, that Borrower shall not be required to pay such amount in connection with the failure to pay a monthly installment of Debt Service on the date due if sufficient funds were on deposit in the Monthly Debt Service Account (as defined in the Cash Management Agreement) on such date and Lender failed to apply same to the payment of Debt Service. Any amount payable by Borrower pursuant to this Section 2.3.4 shall be secured by the Mortgages and the other Loan Documents.

2.3.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, during such extension.

2.3.6 Payments After Event of Default. Any amounts received by Lender following the occurrence of an Event of Default may be applied by Lender toward the payment of interest and/or principal of any of the Components and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On or after the date that is ninety (90) days prior to the Effective Maturity Date through and including the Effective Maturity Date, Borrower may, at its option and upon ten (10) days notice to Lender, prepay the Debt in whole, but not in part, on any Debt Service Payment Date without payment of the Yield Maintenance Premium or any other premium or penalty; provided that prior notice shall not be required for a prepayment made on the Effective Maturity Date. On any Debt Service Payment Date after the Effective Maturity Date, Borrower may, at its option and upon ten (10) days notice to Lender, prepay the Debt in whole or in part without payment of the Yield Maintenance Premium or any other premium or penalty. Any partial prepayment shall be applied to principal due under any one or more of the Components in the order specified in Section 2.3.1.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds with respect to any Individual Property, and if Lender is not required to make such Net Proceeds available to Borrower for the restoration of such Individual Property as set forth herein, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Components in the order specified in Section 2.3.1 in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amount through the next Debt Service Payment Date. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. The Allocated Loan Amount with respect to such Individual Property will be reduced in an amount equal to such prepayment.

2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Yield Maintenance Premium, in addition to the outstanding principal balance of the Components in the order specified in Section 2.3.1, all accrued and unpaid interest and other amounts payable under the Loan Documents.

Section 2.5 Defeasance.

2.5.1 Total Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to the date that is ninety (90) days prior to the Effective Maturity Date to obtain a release of the

Lien of the Mortgages encumbering all Individual Properties (a “Total Defeasance”) upon satisfaction of the following conditions:

(i) Borrower shall provide Lender thirty (30) days written notice specifying a Debt Service Payment Date (the “Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.5.1 and on which it shall effect the defeasance;

(ii) Borrower shall pay to Lender (A) all accrued and unpaid interest on the principal balance of the Note to and including the Defeasance Date and (B) all other sums then due under the Note, this Agreement, the Mortgages and the other Loan Documents;

(iii) Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.3 and 2.5.4 hereof;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that would be satisfactory to a prudent lender opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the defeasance pursuant to this Section 2.5.1 and that the defeasance does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust, (C) a defeasance pursuant to this Section 2.5.1 will not result in a deemed exchange for purposes of the Code and will not adversely effect the status of the Note as indebtedness for federal income tax purposes, (D) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;

(vi) If a Securitization has occurred, Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies to the effect that the release of the Individual Properties from the Lien of the Mortgage as contemplated by this Section 2.5.1 and the substitution of the Total Defeasance Collateral will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Securities issued in connection with the Securitization which are then outstanding;

(vii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(viii) Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(x) Borrower shall pay all costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(b) If Borrower has elected to defease the entire Note and the requirements of this Section 2.5 have been satisfied, all of the Individual Properties shall be released from the Liens of their respective Mortgages and any other Loan Documents and the Total Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note. Borrower shall be released from its obligations under the Note and the other Loan Documents (except with respect to obligations that specifically survive the repayment of the Debt) upon the assumption of Borrower’s obligations by a Successor Borrower. In connection with the release of the Liens, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgages, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any of the Individual Properties.

2.5.2 Partial Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time and from time to time after the Release Date and prior to the date that is ninety (90) days prior to the Effective Maturity Date to obtain a release of the Lien of the Mortgages encumbering one or more Individual Properties other than the Marriott Marquis (a “Partial Defeasance”) upon satisfaction of the following conditions:

(i) Borrower shall provide Lender thirty (30) days written notice specifying (A) a Debt Service Payment Date (the “Partial Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.5.2 and shall effect the defeasance and (B) the Individual Property or Properties proposed to be released from the Lien of the Mortgages (individually a “Release Property” and collectively the “Release Properties”);

(ii) Borrower shall pay to Lender (A) all accrued and unpaid interest on the principal balance of the Note to and including the Partial Defeasance Date and (B) all other sums then due under the Note, this Agreement, the Mortgages and the other Loan Documents;

(iii) Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.3 and 2.5.4 hereof;

(iv) Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount for the Release Property or Release Properties, as the case may be (the “Defeased Note”), and the other note having a principal balance equal to the excess of (A) the original principal amount of the Loan, over (B) the amount of Defeased Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance. The Components shall be allocated between the Defeased Note and the Undefeased Note on a pro-rata basis based upon the Allocated Loan Amount for the Individual Property being released and the Allocated Loan Amounts for the remaining Individual Properties. The Defeased Note and the Undefeased Note shall not be cross defaulted and cross collateralized. A Defeased Note may not be the subject of any further defeasance;

(v) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(vi) Immediately after giving effect to the release of the Lien of the Mortgages encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the Debt Service Coverage Ratio with respect to the remaining Individual Properties is not less than the greater of (A) the Debt Service Coverage Ratio of all Individual Properties immediately prior to the release and (B) 2.68x.

(vii) Borrower shall have delivered to Lender and the Rating Agencies shall have received from Borrower with respect to the matters referred to in clause (vi), (A) statements of the Net Cash Flow and Debt Service (both on a consolidated basis and separately for the applicable Individual Property or Individual Properties to be released) for the applicable measuring period, (B) based on the foregoing statements of Net Cash Flow and Debt Service, calculations of the Debt Service Coverage Ratio both with and without giving effect to the proposed release and (C) a calculation of the Debt Service Coverage Ratio referred to in such clause (vi), accompanied by an Officer’s Certificate stating that such statements, calculations and information are true, correct and complete in all material respects;

(viii) Borrower shall deliver to Lender an opinion of counsel for Borrower that would be reasonably satisfactory to a prudent lender (with customary exceptions and assumptions) opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the defeasance pursuant to this Section 2.5.2 and that the defeasance does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust, (C) a defeasance pursuant to this Section 2.5.2 will not result in a deemed exchange for purposes of the Code and will not adversely effect the status of the Defeased Note and the Undefeased Note as indebtedness for federal income tax purposes, (D) delivery of the Partial Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;

(ix) Borrower shall deliver to Lender evidence in writing from the applicable Rating Agencies to the effect that the release of the Individual Property or Individual Properties from the Lien of the Mortgage as contemplated by this Section 2.5.2 and the substitution of the Partial Defeasance Collateral will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Securities issued in connection with the Securitization which are then outstanding;

(x) Borrower shall deliver to Lender a certificate of Borrower’s independent certified public accountant certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi) Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.2(a) have been satisfied;

(xii) Borrower shall deliver to Lender such other certificates, documents or instruments as Lender may reasonably request; and

(xiii) Borrower shall pay all costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency expenses.

(b) If Borrower has elected to make a Partial Defeasance and the requirements of this Section 2.5 have been satisfied, the Release Property or Release Properties shall be released from the Lien of their Mortgage. Each Individual Borrower shall be released from its obligations under the Note and the other Loan Documents (except with respect to obligations that specifically survive the repayment of the Debt) upon the release of all of the Individual Properties owned by such Borrower in accordance with this Section 2.5.2 and the assumption of such Individual Borrower’s obligations by a Successor Borrower. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Partial Defeasance Date, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which such Individual Property is located and that would be satisfactory to a prudent lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgages, including Lender’s reasonable attorneys’ fees. Borrower shall cause title to the Individual Property so released from the Lien of the Mortgage to be transferred to and held by a Person other than Borrower. Except as set forth in this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any of the Individual Properties.

2.5.3 Defeasance Collateral Account. On or before the date on which Borrower delivers the Total Defeasance Collateral or Partial Defeasance Collateral, Successor Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, and (ii) cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral. All cash from interest and principal payments paid on the Total Defeasance Collateral or Partial Defeasance Collateral shall be paid over to Lender on each Debt Service Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral or the Partial Defeasance Collateral not needed to pay accrued and unpaid interest or principal shall be retained in the Defeasance Collateral Account as additional collateral for the Loan. Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral and Partial Defeasance Collateral are deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, in accordance with this Agreement. The Successor Borrower shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral and Partial Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all costs and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.4 Successor Borrower. In connection with a Total Defeasance or Partial Defeasance under this Section 2.5, Borrower shall establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity approved by Lender that is not directly or indirectly owned by Borrower, provided, however, the Successor Borrower may be directly or indirectly owned by Host and/or HMC. Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the Total Defeasance Collateral or the Partial Defeasance Collateral, as applicable, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses, incurred in connection therewith.

Section 2.6 Cash Management.

Borrower shall direct the Managers and the Hotel Lessees to deposit all Rents in accordance with the Deposit Account Agreements and the Cash Management Agreement and, upon the termination or expiration of a Hotel Lease, shall execute amendments to the related Deposit Account Agreement and Cash Management Agreement to provide that until a replacement Hotel Lease has been entered into (a) all amounts that were previously deposited in the related Tenant Deposit Account shall be deposited in a newly-created Eligible Account in which Lender has a perfected security interest and (b) any monies payable to the Hotel Lessee may be payable to Borrower. On the applicable Rent Payment Date, funds in the amount of the applicable Hotel Lease Rent (less any amounts previously paid by the Manager that are credited against Hotel Lease Rent) shall be transferred from the Tenant Deposit Accounts established pursuant to the Deposit Account Agreements to the Cash Management Account established pursuant to the Cash Management Agreement. In accordance with the Cash Management Agreement, amounts transferred to the Cash Management Account will be disbursed for the monthly payment of Debt Service, to the required deposits to the Funds, to other amounts then due under the Loan and then to Borrower; provided, however, that (a) at any time the Base Profit drops below $96,000,000 (as reduced by the product of (1) the Allocated Percentage with respect to any Individual Property that has been the subject of a Partial Defeasance or the reduction in the Allocated Percentage with respect to any Individual Property that has had its Allocated Loan Amount reduced due to the application of Net Proceeds and (2) $96,000,000), no amounts shall be released to Borrower until such time as the Base Profit equals or exceeds $96,000,000 (as reduced by the product of (1) the Allocated Percentage with respect to any Individual Property that has been the subject of a Partial Defeasance or the reduction in the Allocated Percentage with respect to any Individual Property that has had its Allocated Loan Amount reduced due to the application of Net Proceeds and (2) $96,000,000) for two (2) consecutive quarters and (b) no amounts shall be released to Borrower after the occurrence of an earthquake or casualty covered under an earthquake insurance policy until an amount equal to the deductible payable under an earthquake insurance policy has been retained pursuant to the Cash Management Agreement.

Section 2.7 Property Substitutions.

2.7.1 Conditions to Substitution. Subject to the terms and conditions set forth in this Section 2.7, Borrower may obtain a release of the Lien of a Mortgage and the related Loan Documents encumbering an Individual Property (each, a “Substituted Property” and collectively, the “Substituted Properties”) by substituting therefor another full service hotel property (a “Substitute Property”) of comparable or better quality and physical condition to that of the Substituted Property on the Closing Date acquired by Borrower (or owned by a subsidiary of Host that satisfies the then-current criteria of the Rating Agencies, as evidenced by written confirmation from the Rating Agencies that the inclusion of such subsidiary as a Borrower will not result in the qualification, downgrade or withdrawal of the then current ratings assigned to the Securities), provided that (a) during the course of the Loan, the Base Profit with respect to the Substituted Properties does not represent in the aggregate more than twenty-five percent (25%) of the lesser of the 1998 Base Profit for all of the Individual Properties and the Base Profit for all of the Individual Properties for the twelve (12) month period immediately preceding the date of substitution, (b) no such substitution may occur after the Effective Maturity Date, (c) such substitution shall not be allowed for the Marriott Marquis at any time during the term of the Loan, (d) the total Allocated Loan Amounts for the Substituted Properties is no more than twenty-five percent (25%) of the Loan Amount, (e) such substitution shall not be allowed for more than three (3) Individual Properties during the term of the Loan and (f) no such substitution shall be permitted prior to the earlier to occur of (i) the first anniversary of the Closing Date and (ii) the final Securitization involving this Loan. In addition, any such substitution shall be subject, in each case, to the satisfaction of the following conditions precedent:

(a) Simultaneously with the substitution, the Individual Borrower that owns the Substituted Property shall convey fee simple title to the Substituted Property to a Person other than an Individual Borrower if such Individual Borrower will continue to own another Individual Property after such substitution.

(b) Lender shall have received an appraisal of the Substitute Property dated no more than sixty (60) days prior to the substitution by an appraiser acceptable to the Rating Agencies, indicating an appraised value of the Substitute Property that is equal to or greater than the value of the Substituted Property determined by Lender at the time of the encumbrance of the Substituted Property by the related Mortgage at or about the Closing Date.

(c) Immediately after giving effect to the substitution, the Debt Service Coverage Ratio for the Loan for all of the Individual Properties (including the Substitute Property but excluding the Substituted Property) is not less than the greater of (i) 2.68x (including the Substituted Property but excluding the Substitute Property) and (ii) the Debt Service Coverage Ratio for the Loan for all of the Individual Properties (including the Substituted Property but excluding the Substitute Property) as of the date immediately preceding the substitution, based upon the then-outstanding principal balance of the Loan, an amortization period of twenty (20) years and an interest rate equal to the then-current weighted average of the Applicable Interests Rates of the Components.

(d) Lender shall have received confirmation in writing from the Rating Agencies to the effect that such substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such substitution for the Securities issued in connection with the Securitization that are then outstanding. If a Securitization has not occurred, Lender shall have approved the Substitute Property in its reasonable discretion.

(e) No Default or Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each Loan Document on Borrower’s part to be observed or performed. Lender shall have received an Officer’s Certificate in form and substance satisfactory to the Rating Agencies confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents including, without limitation, the representations and warranties set forth in Section 3.1 of this Agreement, are true and correct in all material respects on and as of the date of the substitution with respect to Borrower, the Individual Properties and the Substitute Property and containing any other representations and warranties with respect to Borrower, the Individual Properties, the Substitute Property or the Loan as the Rating Agencies may require and as are customary in property substitutions similar to the substitution of the Substitute Property for the Substituted Property in connection with lending transactions similar to the Loan and as are consistent with the facts covered by such representations and warranties as they exist as of the date thereof, which representations and warranties shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents, it being understood, however, that such representations and warranties shall have been made only as of the date of the substitution.

(f) Borrower shall have executed, acknowledged and delivered to Lender (i) a Mortgage, an Assignment of Leases and two UCC Financing Statements for jurisdictions requested by Lender with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Mortgage, Assignment of Leases and UCC-1 Financing Statements and agreeing to record or file, as applicable, such Mortgage, Assignment of Leases and Rents and one of the UCC-1 Financing Statements in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State of the state in which the Substitute Property is located, so as to effectively create upon such recording and filing valid and enforceable Liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, (ii) an Environmental Indemnity with respect to the Substitute Property, and (iii) such amendments to the Loan Documents as may be required in order to evidence the substitution. The Mortgage, Assignment of Leases, UCC-1 Financing Statements and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting the Substitute Property as the Individual Property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute Property is located as shall be recommended by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (n) below. The Mortgage encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to one hundred twenty-five percent (125%) of the amount of the Loan allocated to the Substitute Property; provided, however, that simultaneously with any such substitution Borrower shall deliver to Lender a Second Mortgage for such Substitute Property in an amount equal to twenty-five percent (25%) of the amount of the Loan allocated to the Substitute Property which Lender shall have the right to record in accordance with the provisions of Section 2.8 of this Agreement. The amount of the Loan allocated to, and the Allocated Loan Amount of, the Substitute Property (such amount being hereinafter referred to as the “Substitute Allocated Loan Amount”) shall equal the Allocated Loan Amount of the related Substituted Property. In the event that the Substitute Property is owned by a Person that is not a Borrower prior to such substitution, such Person shall execute and deliver an agreement reasonably acceptable to Lender pursuant to which such Person shall assume all of Borrower’s obligations under the Loan Documents.

(g) Lender shall have received (i) a “tie-in” or similar endorsement to each Title Insurance Policy insuring the Lien of an existing Mortgage evidencing the substitution of the Substitute Property for the Substituted Property, to the extent such endorsements are available in the related jurisdictions, and (ii) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the Lien of the Mortgage encumbering the Substitute Property, issued by one or more of the title companies that issued the

Title Insurance Policies insuring the Lien of the existing Mortgages and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the Lien of the Mortgage encumbering the Substituted Property. The Title Insurance Policy issued with respect to the Substitute Property shall (A) provide coverage in the amount of the Substitute Allocated Loan Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty-five percent (125%) of the Substitute Allocated Loan Amount, (B) insure Lender that the relevant Mortgage creates a valid first lien on fee estate of the Substitute Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (C) contain such endorsements and affirmative coverages as are contained in the Title Insurance Policies insuring the Liens of the existing Mortgages, and (D) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence acceptable to Lender showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid. In no event shall the Mortgage on a Substitute Property be secured, in whole or in part, by an interest in a ground lease in connection with any substitution prior to a Securitization. Subsequent to a Securitization, a Substitute Property affected by a ground lease shall be permitted only if such ground lease satisfies the then-current criteria of the Rating Agencies, as evidenced by written confirmation from the Rating Agencies that such ground lease will not result in the qualification, downgrade or withdrawal of the then current ratings assigned to the Securities, Lender shall have received an estoppel certificate from the ground lessor that satisfies the then-current criteria of the Rating Agencies and Lender shall have received an opinion of Borrower’s counsel stating that such ground lease satisfies all applicable ERISA requirements.

(h) Lender shall have received (i) an endorsement to the Title Insurance Policy insuring the Lien of the Mortgage encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the state in which the Substitute Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Policy constitutes a separate tax lot, (ii) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot or (iii) copies of tax assessments from the appropriate taxing authority demonstrating that the Substitute Property constitutes a separate tax lot.

(i) Lender shall have received a current title survey for each Substitute Property, certified to the title company and Lender and their successors and assigns, in the same form and having the same content as the certification of the Survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and acceptable to the Rating Agencies in accordance with the 1997 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property or other type of real property description (e.g., block and lot) that is customarily used in the jurisdiction in which the Substitute Property is located. The surveyor’s seal shall be affixed to each survey and each survey shall certify that the surveyed property is not located in a “one-hundred-year flood hazard area.” (or, if it is so located, such property shall be covered by flood insurance meeting the requirements set forth in Section 5.1.1(a)(1) hereof).

(j) Lender shall have received valid certificates of insurance indicating that the requirements for the Policies required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.

(k) Lender shall have received a Phase I environmental report and, if recommended under the Phase I environmental report, a Phase II environmental report, which conclude that the Substitute Property does not contain any Hazardous Substance (as defined in the Mortgage) and is not subject to any risk of contamination from any off-site Hazardous Substance. If any such report discloses the presence of any Hazardous Substance or the risk of contamination from any off-site Hazardous Substance, a substitution shall not be allowed with respect to such proposed Substitute Property at any time prior to a Securitization. If, subsequent to a Securitization, any such report discloses the presence of any Hazardous Substance or the risk of contamination from any off-site Hazardous Substance, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (i) an update to such report indicating that there is no longer any Hazardous Substance on the Substitute Property or any danger of contamination from any off-site Hazardous Substance that has not been fully remediated and (ii) paid receipts indicating that the costs of all such remediation work have been paid.

(l) Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste. If compliance with any Legal Requirements are not addressed by the Physical Conditions Report, such compliance shall be confirmed by delivery to Lender of a letter from the municipality in which such Property is located, a certificate of a surveyor that is licensed in the state in which the Substitute Property is located (with respect to zoning and subdivision laws, if offered in the jurisdiction in which the Substitute Property is located), an ALTA 3.1 zoning endorsement to the Title Insurance Policy delivered pursuant to clause above (with respect to zoning laws) or a subdivision endorsement to the Title Insurance Policy delivered pursuant to clause (i) above (with respect to subdivision laws). If the Physical Conditions Report recommends that any immediate repairs be made with respect to the Substitute Property, a substitution shall not be allowed with respect to such proposed Substitute Property at any time prior to a Securitization. If, subsequent to a Securitization, any such Physical Conditions Report recommends that any immediate repairs be made with respect to the Substitute Property, such report shall include an estimate of the cost of such recommended repairs and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost (less the amount of FF&E Funds deposited for such immediate repairs, provided such repairs are included in a capital expenditures program for such Substitute Property), which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (i) an update to such Physical Conditions Report or a letter from the engineer that prepared such Physical Conditions Report indicating that the recommended repairs were completed in good and workmanlike manner and (ii) paid receipts indicating that the costs of all such repairs have been paid.

(m) Borrower shall deliver or cause to be delivered to Lender (i) updates certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender in connection with the Closing Date; (ii) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction) and (C) resolutions of the Borrower authorizing the substitution and any actions taken in connection with such substitution.

(n) Lender shall have received the following opinions of Borrower’s counsel: (i) an opinion or opinions of counsel admitted to practice under the laws of the state in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (h) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by applicable law to qualify to do business in such jurisdiction; (ii) an opinion of Hogan & Hartson or such other counsel acceptable to the Rating Agencies stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (h) above were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (iii) an opinion of counsel acceptable to the Rating Agencies stating that subjecting the Substitute Property to the Lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or to realize the benefits of the cross-collateralization provided for thereunder; (iv) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein or, if the Substitute property is owned by a Person that is not a Borrower as of the Closing Date, a replacement Insolvency Opinion; (v) an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust and (vi) a nonconsolidation opinion acceptable to the Rating Agencies with respect to any new Hotel Lessee.

(o) Borrower shall have paid or created adequate reserves for payment of all Basic Carrying Costs relating to the Individual Properties and the Substitute Property through the date of substitution, including without limitation, (i) accrued but unpaid insurance premiums relating to the Individual Properties and the Substitute Property, (ii) currently due Taxes (including any in arrears) relating to the Individual Properties and the Substitute Property and (iii) currently due Other Charges relating to the Individual Properties and Substitute Property.

(p) Borrower shall have paid to Lender a substitution fee of $10,000 for each Substituted Property and shall have paid or reimbursed Lender for all costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(q) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the for the three (3) years immediately prior to the date of substitution (or such lesser time as the Substitute Property has had operations), and audited financial statements for the most current completed Fiscal Year and a current operating statement for the Substituted Property, each certified to Lender as being true and correct and a certificate from Borrower certifying that there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(r) Borrower shall have delivered to Lender estoppel certificates in a form reasonably acceptable to Lender from any Hotel Lessee or other tenants under Major Leases at the Substitute Property to which Borrower will be a party. If an estoppel certificate indicates that all tenant improvement work required under the subject lease has not yet been completed, Borrower shall, if required by the Rating Agencies, deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such lease.

(s) Lender shall have received copies of all Major Leases and Material Agreements relating to the leasing and operation of the Substitute Property to which Borrower will be a party together with a certification of Borrower attached to each such Major Lease and Material Agreements certifying that the attached copy is a true and correct copy of such Major Lease and Material Agreement and all amendments thereto.

(t) Lender shall have received a subordination, nondisturbance and attornment agreements with respect to each Lease affecting the Substitute Property other than any Lease that is, by its terms, subordinate to the Mortgage with respect to the Substitute Property and, if the law of the State where the Substitute Property is located allows the tenant under the Lease in question to treat such Lease as terminated in the event of sale by foreclosure or power of sale, provides for attornment to a subsequent owner in the case of sale by foreclosure or power of sale.

(u) Lender shall have received a certified copy of the Management Agreement for the Substitute Property and the Manager shall have executed and delivered to Lender an assignment of such Management Agreement. Each new Manager and Hotel Lessee shall execute and deliver to Lender a Deposit Account Agreement and such other documents as may be required in order to confirm such Manager’s and Hotel Lessee’s compliance with the cash management procedures set forth in the Loan Documents. Each new Manager, Management Agreement, Hotel Lessee and Hotel Lease shall be subject to written confirmation from the Rating Agencies that such Manager, Management Agreement, Hotel Lessee or Hotel Lease will not result in the qualification, downgrade or withdrawal of the then current ratings assigned to the Securities.

(v) Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as the Rating Agencies may have requested.

(w) Upon satisfaction of the foregoing, but not less than thirty (30) days prior to the date of such substitution, Borrower shall submit to Lender a release of Lien (and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located and satisfactory to Lender in its sole discretion. Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.7 have been satisfied.

2.7.2 Release and Substitution. Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Substituted Property to be released and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Substitute Allocated Loan Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Substitute Property for all purposes hereunder. If the Individual Borrower that is the owner of the Substituted Property does not own any other Individual Properties after such substitution, such Individual Borrower shall be released from its obligations under the Note and the other Loan Documents (except with respect to obligations that specifically survive repayment of the Debt) upon the assumption of its obligations by the owner of the Substitute Property.

Section 2.8 Second Mortgages.

Simultaneously with the Closing of the Loan, Borrower has delivered to Lender second mortgages on the Marriott Marquis and the Drake Swissôtel in an amount equal to twenty-five percent (25%) of the Allocated Loan Amount for such Individual Properties (together, the “Second Mortgages”). In the event that the Base Profit declines by more than $20,000,000 (as reduced by the product of (1) the Allocated Percentage with respect to any Individual Property that has been the subject of a Partial Defeasance or the reduction in the Allocated Percentage with respect to any Individual Property that has had its Allocated Loan Amount reduced due to the application of Net Proceeds and (2) $20,000,000) below the 1998 Base Profit (as reduced by the product of (1) the Allocated Percentage with respect to any Individual Property that has been the subject of a Partial Defeasance or the reduction in the Allocated Percentage with respect to any Individual Property that has had its Allocated Loan Amount reduced due to the application of Net Proceeds and (2) the 1998 Base Profit), Lender shall have the right to record the Second Mortgages. Within fifteen (15) days after notice from Lender to Borrower that the Second Mortgages will be recorded, Borrower shall deliver to Lender amounts sufficient to pay all recording taxes and other fees necessary to record the Second Mortgages, together with such other items as may be reasonably requested by Lender in connection therewith. Borrower shall also deliver, at Borrower’s expense, a title insurance policy insuring the Lien of each of the Second Mortgages, with coverage in the amount of Second Mortgages and insuring Lender that each of the Second Mortgages creates a valid second lien on the related Individual Property, subject only to the Permitted Encumbrances. In the event that Borrower fails to pay all taxes, fees, title insurance premiums and other expenses with respect to the Second Mortgages pursuant to the provisions of this Section 2.8, all excess cash flow will be deposited into the Second Mortgage Account (as defined in the Cash Management

Agreement) until such time as a sufficient amount has been deposited in the Second Mortgage Account for the payment of such expenses. Lender shall have the right, but not the obligation, to apply funds on deposit in the Second Mortgage Account to the payment of any expense payable by Borrower pursuant to this Section 2.8. Provided no Event of Default shall have occurred and be continuing, Lender shall, at the direction of Borrower, apply funds on deposit in the Cash Management Agreement that would otherwise be payable to Borrower to the payment of any expense payable by Borrower pursuant to this Section 2.8.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants that:

3.1.1 Organization. Each Individual Borrower is duly organized, validly existing and in good standing in its jurisdiction of organization with full power and authority to own its assets and conduct its business as presently conducted, is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Borrower’s ability to perform its obligations hereunder. Each Individual Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform under this Agreement and all the transactions contemplated hereby.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Individual Borrower and constitute a legal, valid and binding obligation of such Individual Borrower, enforceable against such Individual Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Individual Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of any Individual Borrower’s organizational documents or any Material Agreement or other agreement or instrument to which any Individual Borrower is a party or by which it is bound, or any order or decree applicable to any Individual Borrower, or result in the creation or imposition of any lien on any of any Individual Borrower’s assets or property (other than the Individual Properties), in each case which would materially and adversely affect the ability of any Individual Borrower to carry out the transactions contemplated by this Agreement.

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrower’s knowledge, threatened against or affecting any Individual Borrower or any Individual Property in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of any Individual Borrower to carry out the transactions contemplated by this Agreement.

3.1.5 Agreements. No Individual Borrower is in default with respect to any Material Agreement or any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would materially and adversely affect its performance hereunder.

3.1.6 Consents. No consent, approval, authorization or order of any Governmental Authority is required for the execution, delivery and performance by any Individual Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by such Individual Borrower.

3.1.7 Title. Each Individual Borrower has good, marketable and insurable title in fee simple to the real property comprising part of the Individual Properties owned by it (except with respect to the Marquis Borrower, which has good, marketable and insurable title to the leasehold estate created by the Ground Lease) and good title to the balance of such Individual Properties, free and clear of all Liens whatsoever except the Permitted Encumbrances. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on all of such Individual Borrower’s right, title and interest in and to the applicable Individual Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all of such Individual Borrower’s right, title and interest in and to personalty (including the applicable Hotel Lease), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting any Individual Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage, unless such lien is insured against under the related title insurance policy or is a Permitted Encumbrance. The Permitted Encumbrances do not and will not materially and adversely affect (a) the ability of Borrower to pay the Loan or (b) the use or operation of any Individual Property or the value thereof.

3.1.8 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (i) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (ii) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

3.1.9 Compliance. To the best of Borrower’s knowledge, Borrower and each of the Individual Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any

Governmental Authority, the violation of which would reasonably be expected to materially and adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not received notice that it has, and to the best of its knowledge has not, committed any act which would reasonably be expected to give any Governmental Authority the right to cause Borrower to forfeit any of the Individual Properties or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

3.1.10 Financial Information. All historical financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been prepared by Borrower, Host or any other Affiliate of Borrower and delivered to Lender in respect of the Individual Properties (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Individual Properties as of the date of such reports, and (iii) with respect to annual financial statements, have been prepared in accordance with GAAP throughout the periods covered. To the best of Borrower’s knowledge, all historical financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been prepared by any other Person and delivered to Lender by Borrower in respect of the Individual Properties (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Individual Properties as of the date of such reports, and (iii) with respect to annual financial statements, have been prepared in accordance with GAAP throughout the periods covered. Except as referred to or reflected in said financial data, Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material and known to Borrower.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of any of the Individual Properties or for the relocation of roadways providing access to any of the Individual Properties.

3.1.12 Utilities and Public Access. Each of the Individual Properties has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses.

3.1.13 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitutes a separate tax lot and does not constitute a portion of any other tax lot not a part of such Individual Property.

3.1.14 Assessments. There are no pending or, to the best of Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any of the Individual Properties, nor are there, to the best of Borrower’s knowledge, any contemplated improvements to any of the Individual Properties that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. Each Assignment of Leases creates a valid assignment of, or a valid security interest in, the rights of the applicable Individual Borrower under the related Leases, if any, and Hotel Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor thereunder, including the right to operate the related Individual Property. No Person other than Lender has any interest in or assignment of Borrower’s interest in the Leases or Hotel Leases or any portion of Borrower’s interest in the Rents or the Hotel Lease Rents.

3.1.17 Insurance. Each building or other improvement located on each Individual Property is insured in accordance with the requirements of this Agreement; all premiums on such insurance policies required to be paid as of the date hereof have been paid; such insurance policies require prior notice to the insured of termination or cancellation, and no such notice has been received. Neither Borrower nor, to the best of Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such policy.

3.1.18 Licenses. All material certifications, permits, licenses and approvals, including without limitation, liquor licenses and certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of each of the Individual Properties in the manner in which such Individual Property is currently being used, occupied and operated have been obtained and are in full force and effect. Each Individual Property has a certificate of occupancy or other local equivalent (where required by applicable Legal Requirements) and the use being made of each Individual Property is in material conformity with such certificate of occupancy

3.1.19 Flood Zone. Except as shown on the Surveys, none of the Improvements on any of the Individual Properties are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area and, to the extent that any part of any Individual Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a “100 year flood plain,” such Individual Property is covered by flood insurance meeting the requirements set forth in Section 5.1.1(a)(1) hereof.

3.1.20 Physical Condition. To the best of Borrower’s knowledge, each of the Individual Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no material structural or other defects or damages in any of the Individual Properties, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any of the Individual Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. All of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances affecting the applicable Individual Property encroach upon any of the improvements, so as to affect the value or marketability of the applicable Individual Property except those which are insured against by title insurance.

3.1.22 Leases. Borrower is not a party to any Leases other than the Marquis Lease and Leases that have been assigned by Borrower to the Hotel Lessees. No brokerage or leasing commission or other compensation is or will be due or payable by Borrower to any Person with respect to or on account of any of the Leases.

3.1.23 Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Individual Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid or will be paid by Borrower upon recordation of the Mortgages. All taxes and governmental assessments due and owing by Borrower in respect of each Individual Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgages.

3.1.24 Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

(a) Each Individual Borrower shall maintain its books and records and bank accounts separate from any other Person (except that, for accounting and reporting purposes, an Individual Borrower may be included in the consolidated financial statements of any equity owner of such Individual Borrower in accordance with GAAP).

(b) Each Individual Borrower shall maintain an arm’s length relationship with Affiliates and any other party furnishing services to it.

(c) Each Individual Borrower shall maintain its books, records, resolutions and agreements as official records.

(d) Each Individual Borrower shall conduct its business in its own name and through its own authorized officers and agents.

(e) Each Individual Borrower shall prepare and maintain its financial statements, accounting records and other entity documents separate from those of any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (a) above).

(f) Except as contemplated under the Management Agreements and the Loan Documents and under the provision of clause (h) below, each Individual Borrower shall pay its own liabilities, out of its own funds and other assets to the extent available.

(g) Each Individual Borrower shall observe all limited liability company formalities necessary to maintain its identity as an entity separate and distinct from any member and all of its other Affiliates.

(h) Each Individual Borrower shall participate in the fair and reasonable allocation, and pay its share, of any and all overhead expenses and other common expenses for facilities, goods or services provided to multiple entities.

(i) Each Individual Borrower shall use its own stationery, invoices and checks (except when acting in a representative capacity, in which event such capacity shall be disclosed).

(j) Each Individual Borrower shall hold and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (a) above).

(k) Except as may otherwise be contemplated by the Management Agreements, the Hotel Leases and the Loan Documents, each Individual Borrower shall deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name.

(l) Each Individual Borrower shall hold its assets in its own name, except as contemplated under the Management Agreements, the Hotel Leases and the Loan Documents.

(m) Each Individual Borrower shall maintain a sufficient number of employees (which may be zero) for its contemplated business and pay the salaries of such employees from its own funds.

(n) Each Individual Borrower shall maintain adequate capital for the conduct of its business.

(o) No Individual Borrower shall seek or consent to any dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets.

(p) No Individual Borrower shall fail to correct any known misunderstanding regarding its separate identity.

(q) Except as otherwise contemplated under the Management Agreements and the Loan Documents, no Individual Borrower shall commingle its funds or other assets with those of any other Person.

(r) No Individual Borrower shall assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as otherwise contemplated or permitted under the Loan Documents (provided that this provision shall not be deemed to prohibit customary joint and several obligations and indemnification and contribution agreements entered into under its organizational documents, the Hotel Leases or the Management Agreements or commercially reasonable indemnification obligations incurred in the ordinary course of business of such Individual Borrower).

(s) No Individual Borrower shall acquire obligations or securities of its members (other than any note of a member held by such Individual Borrower to provide adequate capital for operation of its business).

(t) No Individual Borrower shall pledge any of its assets for the benefit of any other Person (except for purchase money security interests or as otherwise permitted by the Loan Documents).

(u) No Individual Borrower shall make any loans to any other Person, or buy or hold evidence of indebtedness issued by any other Person (except as provided in the Hotel Leases and except for Permitted Investments).

(v) No Individual Borrower shall identify any of its members, partners or shareholders or any of its Affiliates as a division or part of it (except for inclusion in consolidated financial statements of an equity owner).

(w) No Individual Borrower shall engage (either as transferor or transferee) in any material transaction with any Affiliate other than for fair value and on terms similar to those obtainable in arms-length transactions with unaffiliated parties, or engage in any transaction with any Affiliate involving any intent to hinder, delay or defraud any entity.

(x) No Individual Borrower shall engage in any business activity or operate for any purpose other than the ownership, management and operation of the related Individual Properties owned by it.

(y) No Individual Borrower has incurred any Indebtedness outstanding on the date hereof, nor will any Individual Borrower hereafter incur any Indebtedness, in each case, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than (i) the Debt, (ii) unsecured trade payables not more than sixty (60) days past due incurred in the ordinary course of business in an amount not exceeding Fifteen Million and No/100 Dollars ($15,000,000) with respect to all Individual Borrowers at any one time, (iii) debt incurred in connection with capital lease obligations and purchase money financing with respect to equipment and other personal property used on the Individual Properties, which debt (A) is not secured by a lien or security interest in the Individual Properties (other than the personal property so financed) and (B) is in an amount not exceeding Twelve Million and No/100 Dollars ($12,000,000) with respect to all Individual Borrowers at any one time and (iv) reimbursement obligations in connection with appeal, surety and performance bonds in the ordinary course of business; provided that the Indebtedness referred to in clauses (ii), (iii) and (iv) shall not exceed, with respect to each Individual Property, five percent (5%) of the initial Allocated Loan Amount for such Individual Property at any one time (the Indebtedness referred to in clauses (i), (ii), (iii) and (iv), the “Permitted Indebtedness”). No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Individual Properties.

(z) Each Individual Borrower is and will remain solvent and each Individual Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses of which each Individual Borrower will pay its allocated share) from its assets as the same shall become due.

(aa) Each Individual Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and no Individual Borrower will, nor will any Individual Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of such Individual Borrower or such constituent party in such a way as to adversely affect such Individual Borrower’s status as a single-purpose entity without the consent of Lender.

(bb) Each Individual Borrower shall have at least two members, one of which shall be a corporation (each, an “SPC Party”) that is a manager of such Individual Borrower, which SPC Party shall not be required to have an economic interest in the related Individual Borrower. Each SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by SPC Party.

(cc) Borrower shall at all times cause there to be at least two duly appointed members of the board of directors (each, an “Independent Director”) of each SPC Party reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment, will not while serving and may not have been at any time during the preceding five years (i) a stockholder, director (with the exception of serving as an Independent Director of such SPC Party; provided, further, that a Person shall not be disqualified from being an Independent Director solely by reason of such Person serving as an independent director or manager of another single purpose entity that would otherwise be deemed to be an Affiliate because they are under common control), officer, employee, partner, attorney or counsel of such corporation, Borrower or any Affiliate of either of them, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such corporation, Borrower or any Affiliate of either of them, (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(dd) No Individual Borrower shall cause or permit the board of directors any SPC Party to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires a unanimous vote of the board of directors of the SPC Party unless at the time of such action there shall be at least two members who are Independent Directors.

(ee) Each Individual Borrower shall conduct its business so that the assumptions made with respect to such Individual Borrower in the Insolvency Opinion shall be true and correct in all material respects.

(ff) No Individual Borrower shall have or create any subsidiaries or hold any equity interest in any other Person (except for Permitted Investments).

(gg) No Individual Borrower shall fail to file separate federal or state income tax returns, if required by applicable law.

3.1.25 Ground Lease. Borrower hereby represents and warrants to Lender the following:

(a) The Ground Lease or a memorandum thereof has been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage, does not restrict the use of the Marriott Marquis by the lessee or its successors and assigns in a manner that would adversely affect the security provided by the related Mortgage, and there has not been a material change in the terms of the Ground Lease since its recordation, with the exception of written instruments which are part of the related Mortgage Loan documents delivered to Lender.

(b) The Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than Permitted Encumbrances and the Ground Lessor’s fee interest.

(c) The related Individual Borrower’s interest in the Ground Lease is assignable to the holder of the Mortgage upon notice to, but without the consent of, the Ground Lessor and, in the event that it is so assigned, it is further assignable by Lender and its successors and assigns upon notice to, but without a need to obtain the consent of, such lessor.

(d) The Ground Lease is in full force and effect and no material default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of the Ground Lease. No notice of default under the Ground Lease has been received by Borrower.

(e) The Ground Lease requires the lessor thereunder to give notice of any default by the lessee to any mortgagee and the Ground Lease further provides that notice of termination given under the Ground Lease is not effective against any mortgagee unless a copy of the notice has been delivered to such mortgagee in the manner described in the Ground Lease.

(f) Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any default under the Ground Lease which is curable after the receipt of notice of any default, before the Ground Lessor may terminate the Ground Lease.

(g) The Ground Lease requires the Ground Lessor to enter into a new lease with Lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(h) Under the terms of the Ground Lease and the Loan Documents, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Marriott Marquis, with Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(i) The Ground Lease does not impose any material restrictions on subletting.

(j) Either the Ground Lease or an estoppel letter contains a covenant that the lessor thereunder is not permitted in the absence of an uncured default under the Ground Lease, to disturb the possession, interest or quiet enjoyment of the related Individual Borrower in the Marriott Marquis for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.

(k) Borrower shall either exercise the Purchase Option pursuant to terms of the Ground Lease no later than January 1, 2017 or obtain an amendment to the Ground Lease in form and substance satisfactory to Lender extending the term thereof to a date that is at least ten (10) years after the Maturity Date.

3.1.26 No Bankruptcy Filing. No Individual Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, nor does any Individual Borrower have any knowledge of any Person contemplating the filing of any such petition against it.

3.1.27 Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, any Individual Property, any Individual Borrower or their respective business, operations or condition (financial or otherwise).

3.1.28 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.29 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.30 Fraudulent Transfer Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. The assets of each Individual Borrower do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts reasonably expected to be payable on or in respect of its obligations).

3.1.31 Investment Company Act. No Individual Borrower is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.1.32 No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of any Individual Borrower or any Individual Property.

3.1.33 Hotel Leases and Management Agreements. All of the representations and warranties with respect to the Hotel Leases and Management Agreements set forth in Article VII of this Agreement are true and correct in all respects.

Section 3.2 Survival of Representations.

The representations and warranties set forth in Section 3.1 shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents, it being understood, however, that such representations and warranties have been made only as of the Closing Date and the Subsequent Funding Date.

IV. BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply, in all material respects, with all Legal Requirements applicable to it and its ownership of the Individual Properties.

4.1.2 Taxes, Other Charges and Ground Rent. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Individual Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof and is escrowing for Taxes and has not delivered a Letter of Credit in lieu of such escrows pursuant to Section 6.9 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes are to be paid by Lender pursuant to Section 6.2 hereof. Except as hereinafter provided, Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Individual Properties arising from such failure to pay Taxes and Other Charges. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, after prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes, Other Charges or Ground Rent, provided that (i) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances and, with respect to Ground Rent, such proceeding shall be permitted under and be conducted in accordance with the Ground Lease; (ii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated (including, without limitation, a termination of the Ground Lease), canceled or lost; (iii) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Ground Rent, together with all costs, interest and penalties which may be payable in connection therewith; (iv) such proceeding shall suspend the collection of Taxes, Other Charges or Ground Rent from the applicable Individual Property; and (v) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to 125% of the contested amount (less any amounts then on deposit pursuant to Section 6.2.1 for the payment of such Taxes, Other Charges or Ground Rent with respect to such Individual Property), to insure the payment of any such Taxes, Other Charges or Ground Rent, together with all interest and penalties thereon. Upon the occurrence of an Event of Default, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

4.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or, to the best of Borrower’s knowledge, threatened against Borrower or against any Individual Property which would reasonably be expected to materially adversely affect any of the Individual Properties or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents.

4.1.4 Access to Properties. Borrower shall permit agents, representatives and employees of Lender to inspect the Individual Properties or any part thereof at reasonable hours upon reasonable advance notice, subject to the provisions of the Hotel Leases and Management Agreements.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting.

(a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay all costs and expenses incurred by Lender to examine an Individual Borrower’s books and records.

(b) Borrower shall furnish to Lender or Servicer, on a quarterly and annual basis, financial statements (including accompanying footnotes) on a combined basis as well as for each Individual Borrower and each Individual Property, in accordance with GAAP (subject to year-end adjustments in the case of quarterly financial statements), consisting of a balance sheet, statement of income and expenses and statement of cash flow through the end of such period. Such statements shall include a calculation of the Debt Service Coverage Ratio and Base Profit. Together with the quarterly financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Borrower under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. The annual financial statements shall be audited by a “Big Five” accounting firm. The quarterly financial statements need not be audited.

(i) In the event the Loan or any portion thereof is included in a Securitization in which one or more classes of Securities are offered in a transaction registered with the Securities and Exchange Commission (a “Public Offering”) such financial statements shall be provided not later than forty (40) and eighty-five (85) days, respectively, following the end of such periods for the 1999 and 2000 Fiscal Years and not later than seventy-five (75) and one hundred twenty (120) days, respectively, following the end of such periods thereafter. The annual financial statements for the 1999 and 2000 Fiscal Years shall be accompanied by consent of the accountants to the use of their report and such financial statements in the reports filed with the Securities and Exchange Commission in connection with the Securitization.

(ii) In the event the entire Loan is included in a Securitization which does not constitute a Public Offering, then such quarterly and annual reports shall be provided not later than seventy-five (75) and one hundred twenty (120) days, respectively, following the end of each fiscal quarter or year for the 1999 and 2000 Fiscal Years, as well as for periods thereafter.

(c) Borrower shall also provide property operating statements/rent letters, occupancy and room rate reports, market segment reports and capital expenditure/FF&E reports for each Individual Property, as well as any other information that Lender may reasonably require, within thirty-five (35) days after the end of each fiscal quarter. Borrower shall also provide the foregoing information (except with respect to market segment reports) on a combined basis for all Individual Properties. The information provided pursuant to this Section 4.1.6(c) shall be in the form of the “Format 90 Report” attached hereto as Schedule VI.

(d) Borrower shall submit each Annual Budget to Lender upon receipt thereof from the applicable Manager or Hotel Lessee, and shall use its best reasonable efforts to obtain and deliver to Lender all Annual Budgets not later than sixty (60) days prior to the commencement of each Fiscal Year. Lender shall have the right to exercise Borrower’s approval rights, if any, with respect to each Annual Budget covering any period of time after the Effective Maturity Date or after the occurrence of an Event of Default. (Annual Budgets approved by Lender shall hereinafter be referred to as an “Approved Annual Budget”.) In the event that, after the Effective Maturity Date or after the occurrence of an Event of Default, Borrower proposes to incur an extraordinary operating expense or extraordinary capital expenditure (other than an emergency repair) not set forth in the Annual Budget that exceeds Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval. In the event that Lender fails to respond to such request for a proposed Extraordinary Expense within five (5) Business Days of Borrower’s request, Borrower may deliver a second request for such approval and, provided that such second request contains a bold faced, conspicuous legend at the top of the first page thereof to the effect that “IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN 5 BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN,” and Lender fails to respond to such request for approval five (5) Business Days after Lender has received from Borrower such second request and all information reasonably required by Lender in order to adequately review such request, Lender shall be deemed to have given such approval.

(e) Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably practicable), such further detailed information with respect to the operation of any of the Individual Properties and the financial affairs of Borrower as may be reasonably requested by Lender and as already exists in Borrower’s possession or can be prepared or obtained by Borrower without undue expense.

4.1.7 Title to the Individual Properties. Borrower will warrant and defend the validity and priority of the Liens of the Mortgages and the Assignments of Leases on the Individual Properties against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8 Estoppel Statement.

(a) After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall deliver to Lender, upon request, an estoppel certificate from each tenant under any Lease and Hotel Lease and each Manager under a Management Agreement; provided that such certificate (i) is available to Borrower pursuant to the terms of such Lease, Hotel Lease or Management Agreement, as applicable, and (ii) may be in the form required under such Lease, Hotel Lease or Management Agreement, as applicable.

4.1.9 Leases.

(a) All Leases to which Borrower is a party executed after the date hereof and all renewals thereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee will attorn to Lender and (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents.

(b) All Major Leases to which Borrower is a party executed after the date hereof and all renewals thereof shall be subject to Lender’s prior approval (other than renewals at the option of the tenant at rents specified in the applicable Major Lease). All Leases to which Borrower is a party and all renewals, amendments and modifications thereof executed after the Effective Maturity Date shall be subject to Lender’s prior approval, except with respect to Leases that have been assigned to the Hotel Lessees.

(c) Borrower shall not accept a surrender of any Major Lease to which Borrower is a party without Lender’s prior approval (unless the lessee has the unilateral right to terminate such Major Lease). Borrower shall not terminate a Major Lease to which Borrower is a party without Lender’s prior approval (unless the other party thereto is in material default and the termination of such Major Lease would be commercially reasonable).

(d) Borrower (i) shall observe and perform in all material respects the obligations imposed upon the lessor under the Leases to which Borrower is a party in a commercially reasonable manner; (ii) shall enforce the material terms, covenants and conditions contained in the Leases to which Borrower is a party upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases to which Borrower is a party or the Rents thereunder (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Major Lease to which Borrower is a party so as to decrease the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor without Lender’s prior approval, which approval shall not be unreasonably withheld. Except as specifically provided in clause (v) above, Borrower shall have the right to alter, modify or change any Major Lease without Lender’s prior approval.

(e) Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(f) The Marquis Borrower shall have the right to assign the Marquis Lease to the Hotel Lessee of the Marriott Marquis without the consent of Lender.

4.1.10 Alterations. Except with respect to emergency repairs which require immediate attention, Lender’s prior approval shall be required in connection with alterations (a) that are Material Alterations that may have a material adverse impact on the use or operation of such Individual Property or on Borrower’s ability to make Debt Service payments at any time during the duration of the work constituting such Material Alteration, (b) that are Material Alterations and the cost of which are reasonably anticipated to exceed the Alteration Threshold or (c) made after the Effective Maturity Date. If the total unpaid contract cost or, if not pursuant to a contract, the anticipated cost, with respect to all Material Alterations to the Improvements (less amounts in any Fund allocated to such Material Alterations) that are either under contract or have commenced shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, provided that the applicable Rating Agencies have confirmed in writing that the form and issuer of same will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with any Securitization, or (iv) a completion bond, the form and issuer of which the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to all Material Alterations under contract (other than such amounts to be paid or reimbursed by tenants under the Leases and amounts in any Fund allocated to such alteration) over the Alteration Threshold. At such time as the amount of any security so deposited exceeds the remaining cost to complete the Material Alteration for which such security was deposited, as determined by Lender in its reasonable discretion, Lender shall disburse such excess amounts to Borrower upon Borrower’s satisfaction of the conditions set forth in Section 5.3.2(b) – (g) as if such disbursement was a disbursement of Net Proceeds. Borrower shall deliver such evidence as Lender may reasonably require that any Material Alterations are in compliance with all applicable Legal Requirements.

4.1.11 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

4.1.12 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior written consent of Lender.

4.1.13 Costs of Enforcement. In the event (a) that any Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage prior to or subsequent to any Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Individual Borrower or an assignment by any Individual Borrower for the benefit of its creditors, or (d) Lender shall attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all reasonable costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

4.1.14 Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Individual Properties. Each Individual Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Individual Properties. Borrower shall at all times cause the Individual Properties to be maintained as first class full service hotels.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees with Lender that:

4.2.1 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any of the Individual Properties except for Permitted Encumbrances.

4.2.2 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and leasing of the Individual Properties, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which any SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation, operating agreement, certificate of incorporation or bylaws of any SPC Party, in each case, without obtaining the consent of Lender and written confirmation from the Rating Agencies that such action will not result in the qualification, downgrade or withdrawal of the then current ratings assigned to the Securities.

4.2.3 Change in Business. Borrower shall not enter into any line of business other than the ownership and leasing of the Individual Properties.

4.2.4 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases or Hotel Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.5 Affiliate Transactions. Except for Hotel Leases entered into with wholly owned subsidiaries of Host and/or HMC in accordance with Section 7.1(c) hereof, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

4.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any of the Individual Properties or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any of the Individual Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.7 Assets. Borrower shall not purchase or own any properties other than the Individual Properties and, in connection with the exercise of the Purchase Option, the fee interest in the Marriott Marquis.

4.2.8 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (i) with any other real property constituting a tax lot separate from such Individual Property, and (ii) with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

4.2.9 Principal Place of Business. Borrower shall not change its principal place of business set forth on the first page of this Agreement without first giving Lender thirty (30) days prior notice.

4.2.10 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption, whether class or individual) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

4.2.11 Material Agreements. Borrower shall not, without Lender’s prior written consent: (a) enter into, surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms.

4.2.12 Ground Lease. Borrower shall not modify, change, supplement, alter or amend the Ground Lease without the consent of Lender, which consent shall not be unreasonably withheld in connection with non-material amendments to the Ground Lease (it being the agreement of the parties that any modification to the provisions relating to rental (other than adjustments of Schedule A-1 thereto that will not result in the Accrued Unpaid Rent not being repaid in full on or prior to January 1, 2017 or in the incurrence of Shortfall Amounts (as such terms are defined in the Ground Lease)), leasehold mortgages, the Purchase Option or the expiration date or that would increase the obligations of the ground lessee or reduce the liabilities of the Ground Lessor, shall be deemed to be material). Notwithstanding the foregoing, in the event that Lender fails to respond to a request for its approval of a proposed non-material amendment to the Ground Lease within five (5) Business Days of Borrower’s request, Borrower may deliver a second request for such approval and, provided that such second request contains a bold faced, conspicuous legend at the top of the first page thereof to the effect that “IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN 5 BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN,” and Lender fails to respond to such request for approval five (5) Business Days after Lender has received from Borrower such second request and all information reasonably required by Lender in order to adequately review such request, Lender shall be deemed to have given such approval.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be obtained and maintained by the Managers, insurance for Borrower and each of the Individual Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property at the Individual Properties, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Individual Properties waiving all co-insurance provisions; (C) providing for no deductible with respect to casualty or liability coverage in excess of One Hundred Thousand and No/100 Dollars ($100,000); provided, however, that the deductible with respect to casualty insurance for the Marriott Marquis shall not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000); and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Loan or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance with a limit of at least Forty-Two Million Two Hundred Fifty Thousand and No/100 Dollars ($42,250,000), inclusive of the deductible, and in form and substance satisfactory to Lender for the Individual Property known as the San Francisco Airport Hyatt Regency located in Burlingame, California and in the amount of the probable maximum loss for any other Individual Property that is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i); provided, further, that notwithstanding anything to the contrary contained herein, a deductible of up to Five Million Seven Hundred Fifty Thousand ($5,750,000), as escalated by the CPI Increase, shall be permitted for earthquake insurance for the San Francisco Airport Hyatt Regency. Notwithstanding the foregoing, if at any time (i) the annual premiums for the earthquake insurance for the San Francisco Airport Hyatt Regency shall exceed $1,338,000 and (ii) Borrower shall have received written confirmation from the Rating Agencies that the requested reduction in earthquake coverage will not result in a qualification, downgrade or withdrawal of the then current ratings assigned to the Securities, Borrower shall only be required to obtain such lesser amount of earthquake insurance that can be obtained with annual premiums not in excess of $1,338,000. Pursuant to the Cash Management Agreement, the obligations of Borrower from time to time with respect to the payment of the deductible under the earthquake insurance policy for the San Francisco Airport Hyatt Regency shall be deposited into the Earthquake Deductible Account (as defined in the Cash Management Agreement) prior to the disbursement of any excess funds to Borrower. Funds so deposited in the Earthquake Deductible Account shall be disbursed to Borrower for the Restoration of the San Francisco Airport Hyatt Regency in accordance with the procedures set forth in Section 5.3.2(b) – (g) as if such amounts were Net Proceeds. If sufficient amounts have not been deposited in the Earthquake Deductible Account for the payment of the earthquake deductible within six (6) months of the insured Casualty, Guarantor shall, pursuant to the terms and conditions of the Guaranty, be liable for any shortfall.

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than One Million and No/100 Dollars ($1,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgages to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that the continued loss of income will be insured from the date of the physical loss to the Improvements and Personal Property through the earlier of (1) the date such income returns to the same level it was at prior to the loss, or (2) the expiration of twelve (12) months from the date that the Individual Property is repaired or replaced and operations are resumed, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the related Individual Borrower’s projected rental income from the Individual Property for such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Individual Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) contractor’s liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Individual Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Individual Property, or in connection with the Individual Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, of One Million and No/100 Dollars ($1,000,000);

(ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages;

(x) insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from such Individual Property and with a deductible not greater than Ten Thousand and No/100 Dollars; and

(xi) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Individual Property in compliance with the provisions of Section 5.1.1(a).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies of insurance provided for in Section 5.1.1(a)(v) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Individual Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Mortgage with respect to the Individual Property, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which each Individual Property is located. Each of such insurance companies shall have a claims paying ability rating of “AA-” or better by Standard & Poor’s and an insurance financial strength rating of “A2” or better by Moody’s or, if Moody’s does not provide a rating, then at least A(IX) by A.M. Best (except with respect to the earthquake insurance, for which all insurance companies shall have a claims paying ability rating of “BBB-” or better by S&P and an insurance financial strength rating of “Baa3” or better by Moody’s, with an average claims paying ability rating of “A-” or better by S&P and an average insurance financial strength rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating, then at least A-(VI) by A.M. Best).

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If an Individual Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion of the repair and restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with and subject to Section 5.3. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of any Individual Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If an Individual Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Individual Property and otherwise comply with the provisions of Section 5.3. If the Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to an Individual Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to an Individual Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, such Net Proceeds are less than thirty percent (30%) of the Original Appraised Value of the Individual Property that is the subject of such Casualty or (B) in the event the Net Proceeds are an Award, no portion of the Improvements constituting the hotel located on the related Individual Property and no material portion of the other Improvements are the subject of the Condemnation nor is access thereto materially impaired as a result of such Condemnation;

(iii) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(iv) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(v) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Effective Maturity Date, (B) the earliest date required for such completion under the terms of any Major Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii); provided that if such insurance coverage expires prior to the anticipated completion date of such Restoration, Borrower may deposit collateral reasonably acceptable to Lender in an amount sufficient to pay the Debt Service and make the required deposits of Funds for such Individual Property until the completion of such Restoration, in which case the condition set forth in this Section 5.3.2(a)(v)(D) shall be deemed satisfied;

(vi) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(vii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(viii) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements or have an adverse effect on the ingress or egress to the Individual Property or the related Improvements.

(b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to prior approval by Lender and by an independent architect selected by Lender (the “Casualty Consultant”). The identity of the contractors engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval by Lender and the Casualty Consultant, which approval with respect to the contractor shall not be unreasonably withheld and with respect to the contracts shall be given if the contracts are reasonably similar to the industry standard. In the event that Lender or the Casualty Consultant fails to respond to any such request for approval of proposed plans, specifications or contract or a proposed contractor within ten (10) Business Days of Borrower’s request, Borrower may deliver a second request for such approval and, provided that such second request contains a bold faced, conspicuous legend at the top of the first page thereof to the effect that “IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN,” and Lender or the Casualty Consultant fails to respond to such request for approval ten (10) Business Days after Lender and the Casualty Consultant have received from Borrower such second request and all information reasonably required by Lender and the Casualty Consultant in order to adequately review such request, Lender and the Casualty Consultant shall be deemed to have given such approval. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents.

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of any Component of the Loan whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

(i) Notwithstanding the foregoing requirements of this Section 5.3.2, if a Casualty or Condemnation has occurred to the Marriott Marquis, Lender shall make the Net Proceeds available for the Restoration to the extent that the Net Proceeds are required to be made available for Restoration under the Management Agreement for the Marriott Marquis.

VI. RESERVE FUNDS

Section 6.1 Required Repair Funds, General Repair Funds.

6.1.1 Deposit of Required Repair Funds. Borrower shall perform the repairs at the Individual Properties as set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete each of the Required Repairs on or before the deadline, if any, for each repair as set forth on Schedule II. On the Closing Date, Borrower shall deposit with Cash Management Bank Three Hundred Fifty Thousand and No/100 Dollars ($350,000) to perform the specified Required Repair at the Drake Swissôtel (such amount so deposited shall hereinafter be referred to as the “Required Repair Funds”).

6.1.2 Release of Required Repair Funds. Lender shall disburse the Required Repair Funds to Borrower upon delivery to Lender of a “No Further Action Letter” or other evidence satisfactory to Lender that the subject Required Repair at the Drake Swissôtel has been completed in accordance with all Legal Requirements.

6.1.3 Deposit and Release of General Repair Fund. On the Closing Date, Borrower shall deposit with Cash Management Bank the amount of Six Million Two Hundred Sixty-Three Thousand Five Hundred Forty-Two and No/100 Dollars ($6,263,542) (such amounts so deposited shall hereinafter be referred to as the “General Repair Funds”) into the same account established for the deposit of Required Repair Funds. Borrower shall have the right from time to time to cause General Repair Funds to be transferred to the accounts maintained pursuant to the Cash Management Agreement for FF&E Funds. Amounts so deposited shall be deemed to be FF&E Funds and disbursed in the manner set forth in Section 6.5. Borrower shall have no other right to withdrawals of General Repair Funds.

Section 6.2 Tax Funds.

6.2.1 Deposit of Tax Funds. On the Closing Date, Borrower shall deposit with Cash Management Bank the amount of One Million Eight Hundred Twenty-Five Thousand and No/100 ($1,825,000) and on each Debt Service Payment Date Borrower shall deposit with Cash Management Bank an amount equal to one-twelfth of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates (such amounts so deposited shall hereinafter be referred to as the “Tax Funds”). If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within three (3) Business Days after its receipt of such notice.

6.2.2 Release of Tax Funds. Subject to the provisions of 6.8.2 hereof, Lender shall apply the Tax Funds to payments of Taxes (other than Taxes that Borrower is contesting in accordance with Section 4.1.2 hereof). In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.

Section 6.3 Insurance Premium Funds.

6.3.1 Deposits of Insurance Premium Funds. On the Closing Date, Borrower shall deposit with Cash Management Bank the amount of One Million Seven Hundred Fifteen Thousand Five Hundred Forty-Five and No/100 ($1,715,545) and on each Debt Service Payment Date Borrower shall deposit with Cash Management Bank an amount equal to one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (such amounts so deposited shall hereinafter be referred to as the “Insurance Premium Funds”). If at any time Lender reasonably determines that the Insurance Premium Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. Provided that (a) MII or a wholly owned subsidiary of MII is the manager of the Marriott Marquis, (b) MII has the Minimum Manager Rating, and (c) MII is obligated to pay and is paying the Insurance Premiums with respect to the Marriott Marquis in accordance with the applicable Management Agreement, Borrower shall not be required to deposit Insurance Premium Funds with respect to the Marriott Marquis except during a Lockbox Period (as defined in the related Deposit Account Agreement).

6.3.2 Release of Insurance Premium Funds. Subject to the provisions of Section 6.8.2 hereof, Lender shall apply the Insurance Premium Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate.

Section 6.4 Ground Rent Funds.

6.4.1 Deposits of Ground Rent Funds. On each Debt Service Payment Date Borrower shall deposit with Cash Management Bank an amount equal to one-twelfth of the Ground Rent that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least ten (10) days prior to its due date (such amounts so deposited shall hereinafter be referred to as the “Ground Rent Funds”). Borrower acknowledges that the Ground Rent is paid in two annual installments, one on July 1 and one on January 1, based upon the Rent attributable to the Marriott Marquis. The amount of the deposits of Ground Rent Funds shall be calculated by Lender based upon the greater of the actual Rent for the prior calendar year or the projected Rent for the subject year as set forth in the Annual Budget. If at any time Lender reasonably determines that the Ground Rent Funds will not be sufficient to pay the Ground Rent, Lender shall notify Borrower of such determination and the monthly deposits for Ground Rent shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Ground Rent; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Ground Rent is due, Borrower will deposit such amount within three (3) Business Day after its receipt of such notice.

6.4.2 Release of Ground Rent Funds. Subject to the provisions of Section 6.8.2 hereof, Lender shall apply the Ground Rent Funds to payments of Ground Rent.

Section 6.5 FF&E Funds.

6.5.1 Deposits of FF&E Funds. On the Closing Date, Borrower shall deposit with Cash Management Bank the amount of Seventeen Million Five Hundred Sixty-Four Thousand Seven Hundred Twenty-Five and No/100 Dollars ($17,564,725) and Borrower shall thereafter deposit or, as applicable, shall cause the related Manager to deposit with Lender reserves for FF&E Expenses, at the times and in the amounts required under each of the Management Agreements and Hotel Leases or, with respect to the Marriott Marquis, the Adjusted FF&E Amount (as defined in the related Deposit Account Agreement) (such amounts so deposited shall hereinafter be referred to as the “FF&E Funds”). On or before February 1 in the years 2000, 2001 and 2002, Borrower shall deliver to Lender an Officer’s Certificate setting forth the amount of FF&E Expenses for the prior calendar year. Borrower shall deposit additional FF&E Funds in the amount by which the sum of such FF&E Expenses and the deposits of General Repair Funds and FF&E Funds made during such period is less than (i) Thirty Million and No/100 Dollars ($30,000,000) with respect to 1999, (ii) Fifteen Million and No/100 Dollars ($15,000,000) with respect to 2000, and (iii) Twenty Million and No/100 Dollars ($20,000,000) with respect to 2001.

6.5.2 Withdrawals of FF&E Funds. (a) Lender shall disburse FF&E Funds to the Managers provided that the conditions to disbursement set forth in the Cash Management Agreement have been satisfied. Lender shall disburse FF&E Funds only for the payment of FF&E Expenses.

(b) Subject to the provisions of the Hotel Leases and Management Agreements, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto each Individual Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.5.2(b).

(c) If a disbursement of FF&E Funds is for Capital Expenditures Work that is structural in nature and will exceed $500,000, Lender may require an inspection of the Individual Property at Borrower’s expense in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of FF&E Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(d) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with FF&E Expenses that involve Capital Expenditures Work. Evidence of such insurance shall be promptly provided by Borrower upon request by Lender.

Section 6.6 Debt Service Reserve Funds.

6.6.1 Deposits of Debt Service Reserve Funds. On the Closing Date, Borrower shall deposit with Cash Management Bank (a) an amount equal to the Monthly Debt Service Payment Amount for the entire Loan, (b) an amount equal to one additional month of the Monthly Debt Service Amount for the Hyatt Properties (based on the Allocated Loan Amounts for the Hyatt Properties), (c) an amount equal to one additional month of the Monthly Debt Service Amount for the Swissôtel Properties (based on the Allocated Loan Amounts for the Swissôtel Properties) and (d) the amount by which the deductible for the insurance on the Marriott Marquis exceeds One Hundred Thousand and No/100 Dollars ($100,000), such amounts to be held as additional security for the Loan (such amounts so deposited shall hereinafter be referred to as the “Debt Service Reserve Funds”). In the event that Lender withdraws Debt Service Reserve Funds pursuant to Section 6.6.2 or Section 6.8.2 of this Agreement, Borrower shall deposit additional Debt Service Reserve Funds in the amount so withdrawn within one (1) Business Day after notice of such withdrawal.

6.6.2 Release of Debt Service Reserve Funds. Debt Service Reserve Funds may be drawn upon by Lender upon the occurrence of an Event of Default, and may not be drawn upon by Borrower.

Section 6.7 Marquis Option Funds/Host Commitment.

6.7.1 Deposits of Marquis Option Funds/Host Commitment. Commencing with the Debt Service Payment Date occurring in July 2006, through and including the Debt Service Payment Date occurring in June, 2007, Borrower shall deposit with Cash Management Bank equal monthly deposits in an amount such that, when invested in Permitted Investments at the then-current rate of return on Permitted Investments, a total of Twenty Million and No/100 Dollars ($20,000,000) would be on reserve on December 31, 2016 (such amounts so deposited shall hereinafter be referred to as the “Marquis Option Funds”). In lieu of making such deposits, Borrower may provide on or prior to July 1, 2006 an irrevocable, unconditional commitment (a “Host Commitment”) from Host or a creditworthy Affiliate of Host reasonably acceptable to Lender to (a) if Lender so elects, make a non-recourse mortgage loan to Lender secured by the fee interest in the Marriott Marquis in the amount of Twenty Million and No/100 Dollars ($20,000,000) in the event Lender shall have foreclosed on the related Mortgage or accepted a deed in lieu of foreclosure and elects to exercise the Purchase Option, (b) pay to Lender the amount of Twenty Million and No/100 Dollars ($20,000,000) in the event Lender exercises its right to exercise the Purchase Option due to the failure of the Marquis Borrower to so exercise the Purchase Option or (c) in the event the such Individual Borrower elects to exercise the Purchase Option and has insufficient funds to do so, make a capital contribution in the amount of such insufficiency, up to Twenty Million and No/100 Dollars ($20,000,000), to such Individual Borrower. The loan provided pursuant to the Host Commitment shall have a term of ten (10) years and provide for monthly payments of interest calculated at a fixed rate of seven and one-half percent (7.5%). In the event that Borrower has delivered a Host Commitment in lieu of the foregoing deposits of Marquis Option Funds and either (x) the Debt Service Coverage Ratio (based upon the then-outstanding balance of the Loan) on the date that is three months prior to the eighth (8th) anniversary of the Closing Date (the “Determination Date”) is less than 2.68x or (y) the loan to value ratio (based upon the then-outstanding balance of the Loan) on the Determination Date based on an MAI appraisal acceptable to Lender is greater than 34.6%, commencing on the Debt Service Payment Date occurring in July, 2007 through and including the Debt Service Payment Date occurring in June, 2009, Borrower shall, notwithstanding the delivery of the Host Commitment, deposit equal monthly deposits of Marquis Option Funds in an amount such that, when invested at the then-current rate of return on a Permitted Investment selected by Borrower at such time, a total of Twenty Million and No/100 Dollars ($20,000,000) would be in the Marquis Option Reserve on December 31, 2016. In the event that sufficient amounts are deposited into the Marquis Option Reserve in accordance with this Section 6.7.1, the Host Commitment may be terminated. Additionally, in the event that Borrower obtains an amendment to the Ground Lease in form and substance satisfactory to Lender extending the term thereof to a date that is at least ten (10) years after the Maturity Date, the provisions of this Section 6.7.1 shall no longer apply, any Marquis Option Funds then on deposit shall be returned to Borrower and the Host Commitment may be terminated.

6.7.2 Release of Marquis Option Funds; Draw Upon Host Commitment. Provided no Event of Default shall have occurred and be continuing, Lender shall disburse the Marquis Option Funds to Borrower in order to fund its exercise of the Purchase Option. If (a) Lender has acquired Borrower’s interest in the Marriott Marquis through foreclosure or delivery of a deed in lieu of foreclosure and elects at any time to exercise the Purchase Option, or (b) if Borrower has not exercised the Purchase Option by January 1, 2017, Lender shall have the right to apply the Marquis Option Funds or draw upon the Host Commitment, as applicable, to exercise the Purchase Option.

Section 6.8 Provisions Regarding Funds.

6.8.1 Grant of Security Interest. Borrower shall be the owner of the Funds. Pursuant to the Cash Management Agreement, Borrower has pledged, assigned and granted a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Funds.

6.8.2 Event of Default. Upon the occurrence of an Event of Default, Lender, at its option, may withdraw any or all of the Funds and apply such Funds to the payment of the items for which such Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to so withdraw and apply the Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

6.8.3 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Funds.

6.8.4 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

6.8.5 Release Upon Repayment. Any Funds remaining after the Debt has been paid in full shall be returned to Borrower.

6.8.6 Quarterly Payments. In the event a Hotel Lease provides for the payment of Hotel Lease Rent on a quarterly basis, Borrower will be required to make quarterly deposits in advance on the applicable Rent Payment Date in an amount equal to the Debt Service and deposits of Funds allocable to the related Individual Properties for the next following three (3) month period (inclusive of the month in which such Rent Payment Date occurs).

6.8.7 Deposits Made Pursuant to Cash Management Agreement. To the extent deposits of the Funds are made in accordance with the terms and conditions of the Cash Management Agreement, such deposits shall satisfy Borrower’s obligations pursuant to this Article VI.

Section 6.9 Letters of Credit in Lieu of Reserves

6.9.1 Delivery of Letters of Credit. (a) In lieu of making the payments to any of the Funds, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.9. The amount of any Letter of Credit delivered in lieu of monthly payments of Tax Funds, Insurance Funds or Ground Rent Funds shall be equal to the amount of the initial required deposit and the amount which Borrower would reasonably be estimated to be required to deposit in such Fund in the next related one (1) year period, as determined by Lender. The amount of any Letter of Credit delivered in lieu of deposits required with respect to Required Repair Funds or Marquis Option Funds shall equal the amount of the total deposits required herein.

(b) Borrower shall give Lender no less than thirty (30) days notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. Borrower may resume its monthly escrow requirements if a Letter of Credit has been outstanding for more than six (6) months upon thirty (30) days notice to Lender. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Fund and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

(c) Borrower shall provide Lender with notice of any increases in the annual payments for Taxes, Insurance Premiums or Ground Rent thirty (30) days prior to the effective date of any such increase and any applicable Letter of Credit shall be increased by such increased amount at least ten (10) days prior to the effective date of such increase.

Section 6.10 Provisions Regarding Letters of Credit.

6.10.1 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the Yield Maintenance Premium. On the Effective Maturity Date, any such Letter of Credit may be applied to reduce the Debt

6.10.2 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and a substitute Letter of Credit is not provided within thirty (30) days of such notice. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

VII. OPERATING LEASES AND PROPERTY MANAGEMENT

Section 7.1 Hotel Leases.

(a) Borrower shall use its reasonable best efforts to cause each Hotel Lessee to operate the related Individual Property in accordance with the Hotel Lease. Borrower shall diligently perform and observe all of the terms, covenants and conditions of the Hotel Lease on the part of Borrower to be performed and observed and shall promptly notify Lender of any notice received by Borrower of any default in the performance or observance of any of the terms, covenants or conditions of the Hotel Lease on the part of Borrower to be performed and observed. If Borrower shall default in the performance or observance of any material term, covenant or condition of any Hotel Lease on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Hotel Leases, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Hotel Lease on the part of Borrower to be performed or observed.

(b) Each Hotel Lessee shall be a single purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and Borrower shall deliver to Lender an acceptable nonconsolidation opinion with respect to each Hotel Lessee. The Hotel Leases shall each be subordinate to the related Mortgage and shall provide that they may be terminated without penalty to Lender, at Lender’s option, upon foreclosure of the related Mortgage or delivery of a deed in lieu of foreclosure. The obligations of the Hotel Lessees under each Hotel Lease shall be secured by security interests in all accounts receivable, reserve accounts (including any working capital reserve) and other personal property (including furniture, fixtures and equipment) owned or leased by the related Hotel Lessee and the Borrower shall assign such Hotel Lease and grant such security interests to the Lender as additional collateral for the Borrower’s obligations under the Loan.

(c) Except as expressly provided below, Borrower shall not consent to or enter into any of the following transactions, or any combination thereof, unless it has received written confirmation from the Rating Agencies that such transaction or combination thereof will not result in a qualification, downgrade or withdrawal of the then current ratings assigned to the Securities: (i) the surrender of any Hotel Lease, (ii) the assignment by any Hotel Lessee of its interest under a Hotel Lease, (iii) the termination or cancellation of a Hotel Lease, (iv) the modification, change, supplement, alteration or amendment of a Hotel Lease (other than (A) amendments which result in an increase in Hotel Lease Rent without imposing any additional obligations on the related Individual Borrower and (B) amendments which permit the temporary abatement of Hotel Lease Rent during alterations, provided such abatement does not exceed one and one-half percent (1 1/2%) of the annual Hotel Lease Rent for all of the Individual Properties for the immediately preceding twelve (12) month period and the only additional material obligation imposed on the related Individual Borrower is the obligation to fund such alterations), (v) the change, replacement or termination of a Hotel Lease or (vi) the entering into of any new Hotel Lease. Notwithstanding anything to the contrary contained herein, but subject to the first sentence of this clause (c), (x) in the event any Individual Borrower desires to terminate a Hotel Lease and to enter into a replacement Hotel Lease with a wholly-owned subsidiary of Host or in the event that a Hotel Lessee desires to assign its interests in the related Hotel Lease to a wholly-owned subsidiary of Host, (1) the identity of such subsidiary as the replacement Hotel Lessee will not be a consideration in the confirmation of the ratings and (2) the terms of any new Hotel Lease will not be a consideration in the confirmation of the ratings, provided that such Hotel Lease is a Permitted Replacement Lease and (y) in the event of a material default by a Hotel Lessee under a Hotel Lease and the related Individual Borrower desires to terminate such Hotel Lease, the termination of such Hotel Lease (without the appointment of a new Hotel Lessee) will not be a consideration in the confirmation of the ratings, provided that the cash management procedures set forth in such Hotel Lease and the Loan Documents with respect to such Individual Property remain unchanged except that all amounts that were previously deposited in the related Tenant Deposit Account are deposited in a newly-created Eligible Account in which Lender has a perfected security interest and further provided that any monies payable to the Hotel Lessee may be payable to Borrower. Notwithstanding anything herein contained to the contrary, Borrower shall be permitted, without any such written confirmation from the Rating Agencies or the approval of Lender, to make any non-material modification, change, supplement, alteration or amendment to any Hotel Lease and to waive any non material rights thereunder (provided that any required consent of the Manager has been obtained and no such modification, change, supplement, alteration or amendment shall affect the subordination of such Hotel Lease, the timing of payments under such Hotel Lease, the single purpose bankruptcy-remote covenants of the Hotel Lessee, the restrictions on such Hotel Lessee’s ability to incur Indebtedness, the definition of defaults or “Gross Revenues” thereunder or the cash management procedures set forth in the Hotel Lease or the Loan Documents or reduce the Hotel Lease Rent or otherwise affect the Hotel Lessee’s obligations to Lender).

(d) With respect to each of the Hotel Leases existing as of the date hereof, Borrower hereby represents and warrants as follows:

(i) No Hotel Lease Rent has been paid more than one (1) month in advance of its due date. All work required to be performed by Borrower prior to the Closing Date under each Hotel Lease has been performed as required in all material respects and any free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Hotel Lessee relating to a period ending on or before the Closing Date has already been received by such Hotel Lessee. There are no prior assignments of the Hotel Leases or any portion of the Hotel Lease Rents due and payable or to become due and payable which are presently outstanding, except in connection with indebtedness to be repaid in full from the proceeds of the Loan concurrently with the Closing Date.

(ii) Each Hotel Lease is in full force and effect and, to the best of Borrower’s knowledge, there is no default, breach or violation existing thereunder by Borrower or, to the best of Borrower’s knowledge, any other party thereto and, to the best of Borrower’s knowledge, no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. Each Hotel Lease, and the terms and provisions thereof, are subordinate to this Agreement and the related Mortgage. In the event any one Hotel Lessee operates more than one Individual Property, each related Hotel Lease is and shall be cross defaulted with the Hotel Leases covering any of the other Properties entered into with such Hotel Lessee.

Section 7.2 Management Agreements.

(a) Borrower shall diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed and shall promptly notify Lender of any notice received by Borrower of any default in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower, the related Manager or the related Hotel Lessee to be performed and observed. If Borrower shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreements, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of Borrower to be performed or observed.

(b) Each Management Agreement entered into after the date hereof shall be subordinate to the related Mortgage and shall provide that it may be terminated at Lender’s option upon the occurrence of any of the following: (i) an Event of Default, or (ii) a Manager’s fraud, gross negligence or willful misconduct. With respect to any Management Agreement that is not subordinate by its terms, Lender shall control all of the related Individual Borrower’s rights under such Management Agreement (subject to the terms of the applicable Hotel Lease), including, without limitation, any right to terminate the Manager. If required by a Management Agreement, Lender shall provide a nondisturbance agreement for the benefit of such Manager satisfactory to Lender. Each such Management Agreement entered into after the date hereof shall provide that such Management Agreement will not be amended, modified or terminated without the consent of Lender.

(c) Except as expressly provided below, Borrower shall not consent to or enter into any of the following transactions, or any combination thereof, unless it has received the prior consent of Lender, which consent shall not be unreasonably withheld if the term thereof expires prior to the expiration date of the related Hotel Lease, and written confirmation from the Rating Agencies that such transaction or combination thereof will not result in a qualification, downgrade or withdrawal of the then current ratings assigned to the Securities: (i) the surrender of any Management Agreement, (ii) the assignment by any Manager of its interest under a Management Agreement, (iii) the termination or cancellation of a Management Agreement, (iv) the modification, change, supplement, alteration or amendment of a Management Agreement, (v) the change, replacement or termination of a Manager or (vi) the entering into of any new Management Agreement. Notwithstanding anything to the contrary contained herein, (x) Borrower shall be permitted, without such written confirmation from the Rating Agencies or the approval of Lender, to extend the current Management Agreements with Hyatt for the Hyatt Hotels for an original term that does not extend beyond the year 2022 and with no more than two (2) extension periods of not more than ten (10) years each and otherwise upon terms and conditions no less favorable, in the aggregate, to Borrower than the current Management Agreements, (y) Borrower shall be permitted, without any such written confirmation from the Rating Agencies or the approval of Lender, to make any non-material modification, change, supplement, alteration or amendment to any Management Agreement and to waive any non material rights thereunder (provided that no such modification, change, supplement, alteration, amendment or waiver shall affect the cash management procedures set forth in the Management Agreement or the Loan Documents, decrease the cash flow of the subject Individual Property, adversely affect the marketability of the subject Individual Property, change the definitions of “default” or “event of default”, change the definition of “operating expense” to add additional items to such definition, change the definitions of “owners distribution” or “owner’s remittance” or words of similar meaning so as to reduce the payments due Borrower thereunder, change the timing of remittances to Owner thereunder, increase reserve requirements, change the term of such Management Agreement or increase the management fees payable under such Management Agreement) and (z) Lender shall approve any replacement Manager that is a Qualified Manager.

(d) Each Management Agreement is in full force and effect and, to the best of Borrower’s knowledge (i) there is no default, breach or violation existing thereunder by any party thereto and (ii) no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.

(e) Borrower shall be entitled to utilize the cash management procedures set forth in the Deposit Account Agreements only for so long as the existing Managers continue to manage the related Individual Properties. In the event any Individual Property is managed by a Person other than the existing Manager, Borrower shall be required to enter into new cash management procedures for such Individual Properties similar to the procedures that are currently in place with respect to the Swissôtels on the date hereof or such other cash management procedures that are acceptable to Lender in its sole discretion.

VIII. TRANSFERS

Section 8.1 Restrictions on Transfers.

Without the prior consent of Lender, neither Borrower nor any other Person having an ownership or beneficial interest, direct or indirect, in any Individual Borrower or any SPC Party shall (a) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign any Individual Properties, any part thereof or any interest therein (including any ownership interest in any Individual Borrower or any SPC Party); (b) further encumber, alienate, grant a Lien or grant any other interest in any Individual Property or any part thereof (including any ownership interest in any Individual Borrower and any SPC Party), whether voluntarily or involuntarily except for Permitted Encumbrances; or (c) enter into any easement or other agreement granting material rights in or restricting the material use or development of any Individual Property. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of Default in order to declare the Debt immediately due and payable upon Borrower’s violation of the restrictions set forth in this Section 8.1. This provision shall apply to every sale, transfer, conveyance, mortgage, pledge or assignment of each Individual Property or interest in any Individual Borrower or any SPC Party regardless of whether voluntary or not, or whether or not Lender has consented to any previous sale, transfer, conveyance, mortgage, pledge or assignment.

Section 8.2 Permitted Transfer of Property.

Notwithstanding the restrictions on transfers of the Individual Properties set forth in Section 8.1 above, Lender shall not withhold its consent to the conveyance of all Individual Properties to one or more Permitted Transferees provided that (a) prior to a Securitization, such Permitted Transferee or Permitted Transferees is or are acceptable to Lender in its sole and absolute discretion and, after a Securitization, Lender has received a confirmation in writing from the applicable Rating Agencies that the conveyance of the Individual Properties to such Permitted Transferee or Permitted Transferees will not result in a downgrading, withdrawal or qualification of the respective rating in effect immediately prior to such conveyance for the Securities issued in connection with a Securitization, (b) Lender has received an agreement, acceptable to it in its sole discretion, pursuant to which such Permitted Transferee or Permitted Transferees assume all of Borrower’s obligations under the Loan Documents, and (c) Lender shall have received such documents, certificates and legal opinions as it may reasonably request. In the event that all of the Individual Properties owned by any Individual Borrower are so transferred, such Individual Borrower shall be released from its obligations under the Loan arising from and after the date of such transfer. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Borrowers may, without Lender’s consent, transfer personal property (including FF&E) to the extent reasonably necessary in order for HMC to satisfy the gross income tests applicable to REITs, subject to the condition that such personal property remains subject to Lender’s security interest. Notwithstanding anything to the contrary contained herein, Lender hereby consents to (a) the pledge by Host of its interests in HMC Swiss Holdings LLC and Host La Jolla LLC and the pledge by Host La Jolla LLC of its interests in Times Square LLC pursuant to the terms and conditions of that certain Credit Agreement dated as of June 19, 1999 among HMC, Host, Bankers Trust Company, Credit Lyonnais New York Branch, The Bank of Nova Scotia and Wells Fargo Bank National Association, as amended and restated through the date hereof and (b) the pledge by HTKG Development Associates Limited Partnership of its interest in HMC Burlingame Hotel LLC pursuant to the terms and conditions of that certain pledge and security agreement of even date herewith securing a loan made by Host in the approximate principal amount of $35,000,000.

Section 8.3 Permitted Transfers of Interest in Borrower.

Notwithstanding the restrictions on transfers of ownership interests set forth in Section 8.1 above, Borrower may permit transfers of ownership interests in any Individual Borrower (a) to Host or a wholly owned subsidiary of Host or Person wholly owned by Host and HMC or a wholly owned subsidiary of HMC, provided that Lender receives a non-consolidation opinion acceptable to it and the Rating Agencies if more than forty-nine percent (49%) in the aggregate of interests in such Individual Borrower are owned by any Person that owned less than a forty-nine percent (49%) interest in such Individual Borrower as of the Closing Date, or (b) to any other Person, provided that (i) the transferee is approved by Lender in its reasonable discretion, (ii) if, after giving effect to the transfer and all prior transfers, more than ten percent (10%) of the interests in any Individual Borrower are held by an affiliated group, Lender receives a non-consolidation opinion acceptable to it and (iii) the Rating Agencies confirm in writing that the proposed transfer will not result in a qualification, downgrade or withdrawal of its then current rating on any Securities. Additionally, the restrictions on transfers of ownership interest set forth in Section 8.1 above shall not apply to (1) the issuance, sale, transfer or pledge of publicly or privately traded shares of HMC or (2) the issuance, transfer or pledge of limited partnership interests in Host (whether common or preferred), provided that HMC shall at all times be and remain the general partner of Host and have the right and power to direct the management, policies and day-to-day business and affairs of Host.

IX. SALE AND SECURITIZATION OF MORTGAGES

Section 9.1 Sale of Mortgage and Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan in one or more single asset securitizations or pooled loan securitizations. (The transactions referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”). Lender agrees that it shall not close any Securitization prior to (15) days following the Closing Date.

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Individual Properties, the business operated at the Individual Properties, Borrower and the Manager, (B) provide updated budgets relating to the Individual Properties and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Individual Properties in connection with any Securitization that occurs more than one (1) year after the date hereof (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies; provided, however, that Lender will use its reasonable best efforts to limit the circumstances in which Borrower will be required to duplicate its efforts or third party costs in complying with the foregoing requirements;

(ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation and true sale or any other opinion required by the Rating Agencies with respect to the Individual Properties and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require and as are customary in Secondary Market Transactions and as are consistent with the facts covered by such representations and warranties as they exist as of the date thereof; and

(iv) execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender and that are customary in Secondary Market Transactions; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, or (B) modify or amend any other material economic term of the Loan.

(c) If requested by Lender, Borrower shall provide Lender with the following financial statements:

(i) (A) Audited financial statements for the Marriott Marquis for 1996, 1997 and 1998 prepared in accordance with GAAP, (B) Audited financial statements for all Individual Properties other than the Marriott Marquis for 1998 prepared in accordance with GAAP and (C) unaudited financial statements for all Individual Properties other than the Marriott Marquis for 1996 and 1997.

(ii) Borrower certified balance sheet and statements of income and expense and cash flow of the Borrower prepared in accordance with GAAP for the current year through the most recent fiscal quarter ending more than forty-five (45) days prior to the date of pricing of the Securitization.

(iii) Unaudited accrual based income statements for the Individual Properties (as if prepared in accordance with GAAP) for each quarter of 1999 through and including the most recent fiscal quarter ending more than forty-five (45) days prior to the date of pricing of the Securitization.

(iv) Upon five (5) Business Days after notice from Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each a “Disclosure Document Date”) of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described above; provided that the Fiscal Year and interim periods for which such financial statements shall be provided shall be determined as of such Disclosure Document Date.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b) Borrower agrees to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, Individual Properties, Manager and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Morgan Stanley Dean Witter & Co. (“Morgan Stanley”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Morgan Stanley Group”), and Morgan Stanley, Deutsche Bank Securities Inc. and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Morgan Stanley, Deutsche Bank Securities Inc. or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Morgan Stanley Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that (i) Borrower shall have had an opportunity to review, comment on and approve the relevant section of the Disclosure Document and that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements, rent rolls, appraisals, market studies, environmental site assessment reports and property condition reports with respect to the Individual Properties and (ii) Borrower will not be liable for any omission of a material fact if information containing such material fact is provided to Lender and designated by Borrower for inclusion in a Disclosure Document, but is not actually included in such Disclosure Document. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Morgan Stanley Group and the Underwriter Group for Liabilities to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Morgan Stanley Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, that Borrower will not be liable for any omission of a material fact if information containing such material fact is provided to Lender and designated by Borrower for inclusion in a Disclosure Document, but is not actually included in such Disclosure Document.

(d) Promptly after receipt by an indemnified party under the agreement referred to in Section 9.2(b) above of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under the agreement referred to in Section 9.2(b) above, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under the agreement referred to in Section 9.2(b) above, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Morgan Stanley’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3 Rating Surveillance.

Borrower will retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization. Such rating surveillance will be at the expense of Borrower (such expense, the “Rating Surveillance Charge”).

X. DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any payment of principal or interest is not paid when due; provided that it shall not be an Event of Default if a monthly Debt Service payment or other monthly payment is not paid on the Debt Service Payment Date if (a) sufficient funds are in the Monthly Debt Service Account (as defined in the Cash Management Agreement) to make such payment on the Debt Service Payment Date in question and (b) such payment is made on the next Business Day following such Debt Service Payment Date;

(ii) if any of the Taxes or Other Charges are not paid when due; provided that with respect to Taxes it shall not be an Event of Default if (a) sufficient Tax Funds for the payment of such Taxes were on deposit pursuant to Section 6.2 hereof on the date such Taxes were due and (b) such payment is made on the next Business Day following such date;

(iii) if the Policies are not kept in full force and effect; provided that it shall not be an Event of Default if (a) sufficient Insurance Premium Funds for the payment of such Insurance Premiums were on deposit pursuant to Section 6.3 hereof on the date such Insurance Premiums were due and (b) such payment is made on the next Business Day following such date;

(iv) if Borrower breaches or permits or suffers a breach of any covenant contained in Section 2.8, Section 3.1.24, Section 4.2.12 or Section 8.1 of this Agreement, or if Borrower applies any Rent or Hotel Rent in a manner inconsistent with this Agreement or any other Loan Document;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(x) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (ix) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default or any other Default that does not provide for a specific cure period; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, as evidenced by an Officer’s Certificate certifying as to same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xi) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Guarantor or any of the Individual Properties, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xii) if there shall occur any default by Borrower as tenant under the Ground Lease in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower to be observed or performed, and said default is not cured prior to the expiration of any applicable grace period therein provided, or if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate or which would entitle the ground lessor to terminate the Ground Lease or, unless Borrower acquires the fee estate of the lessor, if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease terminated or canceled for any reason or under any circumstances whatsoever, or if Borrower shall fail to exercise the Purchase Option by January 1, 2017; or

(xiii) if there shall be a default by Host (or such other creditworthy Affiliate of Borrower that provides the Host Commitment) under the Host Commitment.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such lawful action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any of the Individual Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Individual Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any of the Individual Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower (to the extent permitted by applicable law) agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Individual Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Individual Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Individual Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Individual Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender and Borrower. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from any Individual Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Components and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3 Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

XI. MISCELLANEOUS

Section 11.1 Successors and Assigns.

All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion.

Whenever pursuant to this Agreement or any other Loan Document Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever pursuant to this Agreement or any other Loan Document (a) the Rating Agencies are given any right to approve or disapprove, (b) confirmation is required from the Rating Agencies that an action will not result in the downgrade, qualification or withdrawal of the ratings in a Securitization or (c) any arrangement or term is to be satisfactory to the Rating Agencies, the approval of Lender shall be substituted therefore prior to a Securitization and may be based upon, among other things, Lender’s determination of Rating Agency criteria.

Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY

SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

The Prentice-Hall Corporation, Inc.

80 State Street

Albany, New York 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 11.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received three (3) days after the date such Notice is mailed or on the date of sending by telefax or delivery by hand or the next Business Day if sent by an overnight commercial courier addressed to the parties as follows:

If to Lender:	Morgan Stanley Mortgage Capital Inc.
1585 Broadway
38th Floor
New York, New York 10036
Attention: James Flaum & Kevin Swartz
Facsimile No. (212) 761-0524

and	Bankers Trust Company
130 Liberty Street
25th Floor
New York, New York 10006
Attn: Linda Wang
Fax No.: (212) 669-0759

with a copy to:	Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, New York 10038
Attention: Fredric L. Altschuler, Esq.
Facsimile No. (212) 504-6666

If to Borrower:	c/o Host Marriott Corporation
Executive Offices
10400 Fernwood Road
Bethesda, Maryland 20817-1109
Attn: Treasurer
Fax No.: (301) 380-6338

with a copy to:	c/o Host Marriott Corporation
Executive Offices
10400 Fernwood Road
Bethesda, Maryland 20817-1109
Attn: General Counsel
Fax No.: (301) 380-6332

Section 11.7 Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 11.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received which are subsequently recovered from Lender, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to other matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Notwithstanding the foregoing, in the event of a final non-appealable judicial determination that Lender or its agents have acted maliciously, have intentionally failed to act in good faith or have acted in bad faith, Borrower shall be entitled to compensatory damages arising therefrom.

Section 11.13 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse Lender upon receipt of written notice from Lender, for all reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) processing, underwriting, closing, marketing and securitizing the Loan including, but not limited to, fees and disbursements of Lender’s counsel, costs of third party studies (including, without limitation, accounting, environmental, engineering, appraisal and insurance review), title insurance, mortgage tax and recordation and Rating Agency, master and special servicer and Trustee expenses; (ii) confirming Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation against a third party, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Individual Properties, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Individual Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful or reckless misconduct of Lender. Any costs due and payable to Lender may be paid from the Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on or incurred by Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, bad faith, illegal acts, fraud or willful or reckless misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 11.14 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Individual Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media (excluding any earnings releases, periodic financial reports and registration statements) intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Morgan Stanley Mortgage Capital Inc. or any of their Affiliates shall be subject to the prior approval of Lender. Lender shall not make any press release (other than a tombstone) without the prior approval of Borrower, such approval not to be unreasonably withheld.

Section 11.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Individual Properties and in reliance upon the aggregate of the Individual Properties taken together being of greater value as collateral security than the sum of the Individual Properties taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; and (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Individual Properties as security for the Note.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Individual Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Individual Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Individual Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, to the extent permitted by applicable law, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Individual Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the

Individual Properties before proceeding against any other Individual Property or combination of Individual Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Individual Properties.

Section 11.19 Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 11.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21 Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated May 21, 1999 between Borrower and Lender, as amended, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.23 Servicer.

At the option of Lender, the Loan may be serviced by not more than two servicers (each, a “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicers pursuant to servicing agreements (each, a “Servicing Agreement”) between Lender and such Servicer. Borrower shall be responsible for any set-up fees or any other initial costs relating to or arising under any Servicing Agreement and Lender shall be responsible for the monthly servicing fee due to a Servicer under the related Servicing Agreement. Borrower shall be responsible for the costs of any special servicer under the Loan. Lender will consult with Borrower prior to selecting a Servicer, provided, however, that Borrower shall have no right to approve such Servicer. From and after the effective date of any Securitization, (a) the Servicer shall have all the rights of Lender herein with respect to the servicing of the Loan and (b) Borrower shall indemnify the Servicer upon the same terms that it is required to indemnify Lender herein.

Section 11.24 Exculpation.

Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding against any member, shareholder, partner or other owner of Borrower, or any director, officer, employee of any of the foregoing. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; or (b) affect the validity or enforceability of the Guaranty.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

BANKERS TRUST COMPANY, a New York banking corporation

By:	/s/ Laura S. Burwick
Name:	Laura S. Burwick
Title:	Principal

BORROWER:

BRE/SWISS L.L.C., a Delaware limited liability company

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Vice President

HMC CAMBRIDGE LLC, a Delaware limited liability company

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Vice President

HMC RESTON LLC, a Delaware limited liability company

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Vice President

HMC BURLINGAME HOTEL LLC, a Delaware limited liability company

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Vice President

HMC TIMES SQUARE HOTEL LLC, a Delaware limited liability company

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Vice President

SCHEDULE I

PROPERTIES/ALLOCATED LOAN AMOUNTS/

ALLOCATED PERCENTAGE/ORIGINAL APPRAISED VALUE

PROPERTY	ALLOCATED LOAN AMOUNT	ALLOCATED PERCENTAGE	ORIGINAL APPRAISED VALUE
Marriott Marquis New York, New York	$271,000,000	40.8%	$671,500,000

Drake Swissôtel New York, New York	$74,500,000	11.2%	$155,000,000

San Francisco Hyatt Burlingame, California	$76,000,000	11.4%	$158,000,000

Chicago Swissôtel Chicago, Illinois	$64,500,000	9.7%	$142,000,000

Cambridge Hyatt Cambridge, Mass.	$54,000,000	8.1%	$117,000,000

Reston Hyatt Reston, Virginia	$50,000,000	7.5%	$116,300,000

Boston Swissôtel Boston, Mass	$38,000,000	5.7%	$98,000,000

Atlanta Swissôtel Atlanta, Georgia	$37,000,000	5.6%	$79,700,000

SCHEDULE II

REQUIRED REPAIRS

PROPERTY	REQUIRED REPAIR	DEPOSIT	DEADLINE FOR COMPLETION
Marriott Marquis New York, New York	Roof Pavers Add Visual Fire Alarms to Existing Audible Alarms Provide Roll-in Showers in Nine Rooms	$0	February 1, 2000

Drake Swissôtel New York, New York	Remediation of soil and ground petroleum contaminants	$350,000	N/A (until regulatory closure is issued)
	Repair Two Cooling Towers Repair Gas Pressure to Rooftop HVAC Equipment Directional Signage to 2nd Floor Toilet and Health Club Modifications to Second Floor Toilet Rooms	$0	February 1, 2000

San Francisco Hyatt Burlingame, California	Install Automatic Doors at Front Entrance Install Four Roll-in Showers	$0	February 1, 2000

Chicago Swissôtel Chicago, Illinois	Plaza Waterproofing Bathroom Strobes and Horns	$0	February 1, 2000

Cambridge Hyatt Cambridge, Mass.	Repair Garage Inspect/Repair Façade Repair Wallboard in Atrium Replace Skylight Base in Health Club Install Signage in Parking Lot Modify Lavatory Apron in Guest Room Install Toilet Seat Adaptor Remount 20” Toilet Seats Install Speaker Phones in Elevators Remount Elevator Call Buttons Install/Upgrade Visual/Audio Alarms	$0	February 1, 2000
Reston Hyatt Reston, Virginia	Repair/Replace Lights-Penthouse Roof Miscellaneous Repairs to Parking Garage Replace Bollards Protecting Sprinkler Brick Façade Repairs at Spandrel Levels Repair Vertical Corner Cracks and Caulk Windows Repair Two Cooling Towers Modifications to Public Toilet Rooms Add Speaker Phones to Parking Garage Elevators	$0	February 1, 2000

Boston Swissôtel Boston, Mass	Install Roll-in Shower Modify Lavatory Apron in Guest Room Replace Basins in Guest Room Install Speaker Phones in Lobby Elevators	$0	February 1, 2000

Atlanta Swissôtel Atlanta, Georgia	Install Van-Accessible Parking Space	$0	February 1, 2000

SCHEDULE III

HOTEL LEASES

PROPERTY	BORROWER	HOTEL LESSEE	HOTEL LEASE
Marriott Marquis New York, New York	HMC Times Square Hotel LLC	CCMH Times Square LLC	Lease Agreement dated December 31, 1998

Drake Swissôtel New York, New York	BRE/Swiss L.L.C.	CCSH New York LLC	Lease Agreement dated as of December 31, 1998

San Francisco Hyatt Burlingame, California	HMC Burlingame Hotel LLC	CCHH Burlingame LLC	Lease Agreement dated as of December 31, 1998

Chicago Swissôtel Chicago, Illinois	BRE/Swiss L.L.C.	CCSH Chicago LLC	Lease Agreement dated as of December 31, 1998

Cambridge Hyatt Cambridge, Mass.	HMC Cambridge LLC	CCHH Cambridge LLC	Lease Agreement dated as of December 31, 1998

Reston Hyatt Reston, Virginia	HMC Reston LLC	CCHH Reston LLC	Lease Agreement dated as of December 31, 1998

Boston Swissôtel Boston, Mass	BRE/Swiss L.L.C.	CCSH Boston LLC	Lease Agreement dated as of December 31, 1998

Atlanta Swissôtel Atlanta, Georgia	BRE/Swiss L.L.C.	CCSH Atlanta LLC	Lease Agreement dated as of December 31, 1998

SCHEDULE IV

MANAGEMENT AGREEMENTS

PROPERTY	BORROWER	MANAGER	MANAGEMENT AGREEMENT
Marriott Marquis New York, New York	HMC Times Square Hotel LLC	Marriott International, Inc.	Second Restated and Amended Management Agreement, dated July 8, 1999 and effective as of July 2, 1999, as amended by amended and restated Consent, Assignment and Assumption and Amendment of Management Agreement dated as of July 8, 1999

Drake Swissôtel New York, New York	BRE/Swiss L.L.C.	Swissôtel Management (USA) L.L.C.	Hotel Management Agreement dated as of August 1, 1997, as assigned by Consent, Assignment and Assumption Agreement dated as of December 22, 1998

San Francisco Hyatt Burlingame, California	HMC Burlingame Hotel LLC	Hyatt Corporation	Amended and Restated Management Agreement dated as of November 30, 1995, as amended by Consent, Assignment and Assumption and Amendment of Management Agreement dated as of December 30, 1998.

Chicago Swissôtel Chicago, Illinois	BRE/Swiss L.L.C.	Swissôtel Management (USA) L.L.C.	Hotel Management Agreement dated as of August 1, 1997, as assigned by Consent, Assignment and Assumption Agreement dated as of December 22, 1998

Cambridge Hyatt Cambridge, Mass.	HMC Cambridge LLC	Hyatt Corporation	Amended and Restated Management Agreement dated as of August 1, 1996, as assigned by Consent, Assignment and Assumption and Amendment of Management Agreement dated as of December 30, 1998

Reston Hyatt Reston, Virginia	HMC Reston LLC	Hyatt Corporation	Management Agreement dated as of June 20, 1988, as assigned by Assignment dated November 25, 1996, as assigned by Consent, Assignment and Assumption and Amendment of Management Agreement dated as of December 30, 1998

Boston Swissôtel Boston, Mass	BRE/Swiss L.L.C.	Swissôtel Management (USA) L.L.C.	Hotel Management Agreement dated as of August 1, 1997, as assigned by a Consent, Assignment and Assumption Agreement dated as of December 22, 1998

Atlanta Swissôtel Atlanta, Georgia	BRE/Swiss L.L.C.	Swissôtel Management (USA) L.L.C.	Hotel Management Agreement dated as of August 1, 1997, as assigned by Consent, Assignment and Assumption Agreement dated as of December 22, 1998